EXHIBIT 10.1

Execution Version

CREDIT AGREEMENT

Dated as of September 29, 2010

among

CALIFORNIA STEEL INDUSTRIES, INC.,

as Borrower,

THE LENDERS NAMED HEREIN

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent

CREDIT AGREEMENT

Dated as of September 29, 2010

This CREDIT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is entered into by and among CALIFORNIA STEEL INDUSTRIES, INC., a Delaware corporation (“Borrower”), each lender whose name is set forth on the signature pages of this Agreement and each lender that may hereafter become a party to this Agreement pursuant to Section 11.8 (each, a “Lender” and collectively, the “Lenders”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1.

DEFINITIONS AND ACCOUNTING TERMS

1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accepted Commodity Hedge Agreements” means one or more Commodity Hedge Agreements between Borrower and one or more of the Lenders, with respect to the Indebtedness evidenced by the Notes, which Commodity Hedge Agreements, in each case, shall be on terms mutually acceptable to Borrower, the Lender or Lenders party thereto, and the Administrative Agent.

“Accepted Foreign Exchange Agreements” means one or more Foreign Exchange Agreements between Borrower and one or more of the Lenders, in each case, on terms mutually acceptable to Borrower, the Lender or Lenders party thereto, and the Administrative Agent.

“Accepted Interest Rate Protection Agreements” means one or more Interest Rate Protection Agreements between Borrower and one or more of the Lenders, with respect to the Indebtedness evidenced by the Notes, which Interest Rate Protection Agreements, in each case, shall be on terms mutually acceptable to Borrower, the Lender or Lenders party thereto, and the Administrative Agent.

“Accepted Treasury Management Agreements” means one or more Treasury Management Agreements between Borrower and one or more of the Lenders, in each case, on terms mutually acceptable to Borrower, the Lender or Lenders party thereto, and the Administrative Agent.

“Acquisition” means any transaction, or any series of related transactions, consummated after the Closing Date, by which Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires in one transaction or as the most recent transaction in a series of transactions control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body.

“Administrative Agent” means Wells Fargo when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.

“Advances” means, collectively, the Revolving Advances and the Swing Line Advances.

“Affiliate” means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (and the correlative terms, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to be an Affiliate of such corporation, partnership or other Person.

“Aggregate Effective Amount” means, as of any date of determination and with respect to all Letters of Credit then outstanding, the sum of (a) the aggregate effective face amounts of all such Letters of Credit not then paid by Issuing Lender, plus (b) the aggregate amounts paid by Issuing Lender under such Letters of Credit not then reimbursed to Issuing Lender by Borrower pursuant to Section 2.5(d) and not the subject of one or more Revolving Advances made pursuant to Section 2.5(e) or (f).

“Alternate Base Rate” means, for any day, the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate for such day plus one-half of one percent (0.50%) and (c) the One Month LIBOR Rate for such day (determined on a daily basis as set forth below) plus the difference between the Applicable LIBOR Rate Margin and the Applicable Alternative Base Rate Margin in effect on such day. As used in this definition of “Alternate Base Rate”, “One Month LIBOR Rate” means, with respect to any interest rate calculation for a Loan or other Obligation bearing interest at the Alternate Base Rate, a rate per annum equal to the quotient (rounded upward if necessary to the nearest 1/16th of one percent (0.0625%)) of (i) the rate per annum referred to as the BBA (British Bankers Association) LIBOR RATE as reported on Reuters LIBOR page 1, or if not reported by Reuters, as reported by any service selected by Administrative Agent on the applicable day (provided that if such day is not a Banking Day for which a LIBOR Rate is quoted, the next preceding Banking Day for which a LIBOR Rate is quoted) at or about 11:00 a.m., London time (or as soon thereafter as practicable), for Dollar deposits being delivered in the London interbank eurodollar currency market for a term of one month commencing on such date of determination, divided by (ii) one minus the Reserve Requirement in effect on such day. If for any reason rates are not available as provided in clause (i) of the preceding sentence, the rate to be used in clause (i) shall be, at Administrative Agent’s discretion (in each case, rounded upward if necessary to the nearest one-sixteenth (1/16) of one percent (0.0625%)), (1) the rate per annum at which Dollar deposits are offered to the Administrative Agent in the London interbank eurodollar currency market or (2) the rate at which Dollar deposits are offered to the Administrative Agent in, or by Wells Fargo to major banks in, any offshore interbank eurodollar market selected by Administrative Agent, in each case on the applicable day (provided that if such day is not a Banking Day for which Dollar deposits are offered to Administrative Agent in the London interbank eurodollar currency market, the next preceding Banking Day for which Dollar deposits are offered to Administrative Agent in the London interbank eurodollar currency market) at or about 11:00 a.m., London time (or as soon thereafter as practicable) (for delivery on such date of determination) for a one month term. Each determination by Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

“Alternate Base Rate Advance” means an Advance that bears interest in relation to the Alternate Base Rate as provided in Section 3.1(b).

“Anti-Terrorism Order” means Executive Order No. 13,224 of September, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.

“Applicable Alternate Base Rate Margin” means, with respect to any Alternate Base Rate Advance, (a) for the Initial Pricing Period, 0.00% (0 basis points) per annum and (b) for each other Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

Applicable Pricing Level	Margin
I	0
II	0
III	50

“Applicable Commitment Fee Margin” means, (a) for the Initial Pricing Period, 0.30% (30 basis points) per annum and (b) for each other Pricing Period, the margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

Applicable Pricing Level	Margin
I	15
II	30
III	45

“Applicable Letter of Credit Fee Rate” means, as of any date of determination, the then effective Applicable LIBOR Rate Margin.

“Applicable LIBOR Rate Margin” means, with respect to any LIBOR Rate Advance, (a) for the Initial Pricing Period, 1.25% (125 basis points) per annum and (b) for each other Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

Applicable Pricing Level	Margin
I	115
II	125
III	200

“Applicable Pricing Level” means, for each Pricing Period subsequent to the Initial Pricing Period, the pricing level set forth below opposite the Leverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the commencement of that Pricing Period:

Pricing Level	Leverage Ratio
I	Less than 1.25 to 1.00
II	Greater than or equal to 1.25 to 1.00, but less than 3.00 to 1.00
III	Greater than or equal to 3.00 to 1.00

provided that (i) in the event that Borrower does not deliver a Compliance Certificate with respect to any Pricing Period prior to the commencement of such Pricing Period, then until (but only until) such Compliance Certificate is delivered the Applicable Pricing Level for that Pricing Period shall be Pricing Level III, and, subject to clause (ii) of this proviso, if upon delivery of such Compliance Certificate a change is warranted in the Applicable Pricing Level for such Pricing Period, such change shall be effective on the first calendar day of the first calendar month beginning after delivery of such Compliance Certificate, and (ii) if any Compliance Certificate is subsequently determined to be in error with respect to the Applicable Pricing Level, then any resulting change in the Applicable Pricing Level shall be made retroactively to the beginning of the relevant Pricing Period. Changes in the Applicable Pricing Level shall occur irrespective of the presence or absence of an Event of Default, and the changes resulting from time to time in the Applicable LIBOR Rate Margin or the Applicable Alternate Base Rate Margin shall apply and be payable cumulatively with, not in lieu of, any Default Rate then applicable.

“Approved Customs Broker” means Carmichael International Services.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance” means an assignment and acceptance agreement substantially in the form of Exhibit A.

“Availability” means, as of any date of determination, the amount (if any) by which the Maximum Revolving Facility Amount as of that date exceeds Revolving Facility Usage as of that date.

“Banking Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or the city and state where Administrative Agent’s Office is located; provided that, if any such day relates to the LIBOR Rate or any LIBOR Rate Loan, such day must also be a LIBOR Banking Day.

“Borrowing” means Advances of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR Rate Advances, as to which a single LIBOR Period is in effect.

“Borrowing Base” means, as of any date of determination, an amount equal to the sum of:

(a)	the Eligible Receivables Component; plus

(b)	the Eligible Inventory Component.

“Borrowing Base Certificate” means a borrowing base certificate in the form of Exhibit B, properly completed and executed in the manner set forth in Section 7.1(e).

“Borrowing Base Parties” means, collectively, Borrower and the Subsidiaries thereof, if any, approved by the Administrative Agent in writing from time to time for inclusion as a “Borrowing Base Party” for purpose of the Loan Documents. As of the Closing Date, Borrower is the sole Borrowing Base Party.

“BOTM Loan Agreement” means that certain Term Loan Agreement between Borrower and the Bank of Tokyo-Mitsubishi UFJ, Ltd, dated March 28, 2008, with a current outstanding principal balance of $27.5 million which is due in full on April 1, 2013.

“Capital Expenditure” means any expenditure that is treated as a capital expenditure under GAAP, including any expenditure that is required to be capitalized in accordance with GAAP that relates to an asset subject to a Capital Lease, but excluding expenditures of casualty insurance proceeds.

“Capital Lease” means, as to any Person, a lease of any Property by that Person as lessee that is, or should be in accordance with GAAP (including Financial Accounting Standards Board Statement No. 13, as amended or superseded from time to time), recorded as a “capital lease” on the balance sheet of that Person prepared in accordance with GAAP.

“Capital Lease Obligations” means all monetary obligations of a Person under any Capital Lease.

“Cash” means United States of America dollar denominated currency, United States of America denominated wire transfers of money and other forms of immediately available funds approved by the Administrative Agent.

“Cash Equivalents” means (a) repurchase agreements and short-term obligations issued or guaranteed as to principal and interest by the United States of America and having a maturity of not more than twelve (12) months from the date of acquisition; (b) other readily marketable obligations that (i) are issued or guaranteed as to principal and interest by the United States of America, or any agency thereof, and (ii) mature at or prior to the Maturity Date; (c) short-term certificates of deposit issued by any bank organized under the laws of the United States of America or any state thereof if such bank has a short-term debt rating of not less than P 2 or A 2 or their equivalents by Moody’s or S&P, respectively; (d) short-term certificates of deposit issued by, and so-called eurodollar “call deposits” at, any domestic financial institution or any foreign subsidiary or affiliate of any domestic financial institution, if any investments issued by any domestic financial institution or such foreign subsidiary or affiliate, as applicable, having a rating of not less than Baa or BBB or their equivalents, or P 3 or A 3 or their equivalents, as applicable, by Moody’s or S&P, respectively; (e) commercial paper or finance company paper that is rated not less than P 2 or A 2 or their equivalents by Moody’s or S&P, respectively; and (f) interests in money market or mutual funds that invest substantially all of their assets in one or more of the foregoing.

“Cash Taxes” means, with respect to any fiscal period, the aggregate of all taxes, as determined in accordance with GAAP, of Borrower and its Subsidiaries, to the extent the same are paid in Cash during such period.

“Certificate” means a certificate signed by a Senior Officer or Responsible Official (as applicable) of the Person providing the certificate.

“Change in Control” means any of the following events:

(a) the sale, lease, transfer or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Borrower and its Subsidiaries taken as a whole;

(b) any Person, or group of Persons, other than JFE Steel Corporation, a corporation organized and existing under the laws of Japan (“JFE”) and/or Vale Limited, a New York corporation and subsidiary of Vale S.A., a Brazilian corporation f/k/a/ Companhia Vale do Rio Doce (“Vale”) acquires ownership or control, directly or indirectly, on a fully-diluted basis, of a majority of the outstanding equity interests of Borrower;

(c) any Person, or group of Persons, other than JFE and/or Vale, shall obtain a voting interest in the outstanding equity interests of Borrower that would enable such Person, or group of Persons, to have the authority to elect at least a majority of the members of the board of directors of Borrower;

(d) Borrower shall fail to beneficially own, directly or indirectly, 100% of the outstanding equity interests of any of its Subsidiaries on a fully diluted basis, except Subsidiaries that Borrower fails to own as a result of a transaction or series of transactions permitted by this Agreement; or

(e) any transaction or series of related transactions constituting a “change in control” or similar occurrence under documentation evidencing or governing the Existing Indebtedness or any refinanced Existing Indebtedness, which gives the holder(s) of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof.

Notwithstanding any other provision of this definition, the transfer of any equity interests in Borrower between JFE and Vale, or to any subsequent successor or subsidiary that remains under the control of JFE or Vale, shall not be deemed to be a Change in Control.

“Class”, when used in reference to any Advance or Borrowing, refers to whether such Advance, or Advances comprising such Borrowing, are Revolving Advances or Swing Line Advances.

“Closing Date” means the time and Banking Day on which Borrower and the Administrative Agent have agreed to close and fund the Facility, subject to the prior satisfaction or waiver of the conditions set forth in Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

“Collateral” means all of the collateral covered by the Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, and, if applicable, any other security agreement, pledge agreement, deed of trust, mortgage, notice to or acknowledgment of a registrar or depositary institution, control agreement or other collateral security agreement executed and delivered by Borrower, any of its Subsidiaries or any other Person (and executed by any third party whose signature is necessary) to secure the Obligations.

“Commercial Letter of Credit” means each Letter of Credit issued to support the purchase of goods by Borrower or any of its Subsidiaries which is determined to be a commercial letter of credit by Issuing Lender.

“Commercial Letter of Credit Agreement” means a commercial letter of credit agreement to be executed by Borrower either as originally executed or as it may from time to time be supplemented, modified, amended, extended, restated or supplanted.

“Commitment” means a Revolving Commitment.

“Commitment Letter” means that certain letter agreement dated as of July 29, 2010 from Wells Fargo to (and accepted by) Borrower regarding Wells Fargo’s proposal to provide the Facility to Borrower and the potential syndication of the Facility.

“Commodity Hedge Agreement” means a written agreement between Borrower and one or more financial institutions providing for “swap”, “cap”, “collar” or other price protection with respect to any fluctuations in electricity and natural gas prices.

“Compliance Certificate” means a certificate in the form of Exhibit C, properly completed and signed by a Financial Officer of Borrower.

“Continuation,” “Continue” and “Continued” each refers to a continuation of LIBOR Rate Advances from one LIBOR Period to the next LIBOR Period pursuant to Section 2.4(c).

“Contractual Obligation” means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

“Conversion,” “Convert” and “Converted” each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.4(a) or 2.4(b).

“Customs Agent Agreement” means, collectively, each customs agent agreement entered into by and between the Administrative Agent, the Approved Customs Agent, and Borrower.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

“Default” means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

“Default Rate” means the interest rate prescribed in Section 3.7.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Advances, any participations in the Aggregate Effective Amount or participations in Swing Line Advances required to be funded by it hereunder (herein, a “Defaulted Loan”) within one (1) Banking Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender, as the case may be, any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for such Lender.

“Defaulting Lender Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Revolving Advances of all Lenders (calculated as if all Lenders, including all other Defaulting Lenders, other than such Defaulting Lender had funded all of their respective Advances) over the aggregate outstanding principal amount of all Revolving Advances of such Defaulting Lender.

“Defaulting Lender Period” means, with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the earliest of the following dates: (a) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (b) the date on which (i) such Defaulting Lender is no longer insolvent, the subject of a bankruptcy or insolvency proceeding or, if applicable, under the direction of a receiver or conservator, (ii) the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or otherwise), and (iii) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments.

“Designated Deposit Account” means a deposit account to be maintained by Borrower with Wells Fargo or one of its Affiliates, as from time to time designated by Borrower by written notification to the Administrative Agent.

“Designated Eurodollar Market” means, with respect to any LIBOR Rate Advance, the London Eurodollar Market.

“Disposition” means the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, of Borrower or any of its Subsidiaries other than (a) Cash, Cash Equivalents, Investments (other than Investments in a Subsidiary), inventory or other assets sold or otherwise disposed of in the ordinary course of business of Borrower or any of its Subsidiaries, (b) equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by Borrower or any of its Subsidiaries and (c) Dispositions of Obsolete Assets; provided that any Dispositions Requiring Prepayment shall require a prepayment of the Revolving Facility pursuant to Section 3.1(e)(iii).

“Dispositions of Obsolete Assets” means Dispositions of obsolete assets no longer useful in the business of Borrower or any of its Subsidiaries or surplus assets, in each case where the carrying value of such assets on the books of Borrower and its Subsidiaries is less than $35,000,000 (aggregating the value of all such assets disposed of by Borrower and its Subsidiaries from and after the Closing Date and including the value of all Surplus Real Property that is disposed of during such time period).

“Dispositions Requiring Prepayment” means Dispositions of Obsolete Assets to the extent that all assets disposed of by Borrower or any of its Subsidiaries during the term of the Revolving Facility have a carrying value on the books of Borrower or any of its Subsidiaries of at least $5,000,000 but less than $35,000,000, including, for purposes of determining the value of all assets disposed of during the term of the Revolving Facility, the value of all Surplus Real Property that is disposed of during such time period; provided that Dispositions of Surplus Real Property shall not be Dispositions Requiring Prepayment.

“Disqualified Stock” means any capital stock, warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the Maturity Date.

“Distribution” means, with respect to any equity interest or Security issued by a Person, or any warrant or right to acquire any equity interest or Security of a Person, (a) the retirement, redemption, purchase, or other acquisition for value by such Person of any such equity interest or Security, (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property (other than in common stock or common member interests, as the case may be, of such Person) on or with respect to any such equity interest or Security, (c) any Investment by such Person in the holder of any such equity interest or Security, and (d) any other payment by such Person constituting a distribution under applicable Laws with respect to such equity interest or Security.

“Dollars” or “$” means United States of America dollars.

“EBITDA” means, with respect to any fiscal period, the sum of (a) Net Income for that period, plus (b) Interest Expense of Borrower and its Subsidiaries for that period, plus (c) the aggregate amount of federal and state taxes on or measured by income of Borrower and its Subsidiaries for that period (whether or not payable during that period), plus (d) depreciation and amortization expense of Borrower and its Subsidiaries for that period, plus (e) any extraordinary losses, non-recurring losses or non-cash losses of Borrower and its Subsidiaries for that period, minus (f) any extraordinary income or gains, non-recurring income or gains or non-cash income or gains of Borrower and its Subsidiaries for that period, in each case as determined in accordance with GAAP, consistently applied and, in the case of items (b), (c), (d), (e) and (f) only to the extent reflected in the determination of Net Income for that period.

“Electronic Platform” means an electronic system for the delivery of information (including documents), such as DXSyndicate™ or SyndTrak™, that may or may not be provided or administered by the Administrative Agent or an Affiliate thereof.

“Eligible Assignee” means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) an Approved Fund, or (d) any other Person (other than a natural person) approved by (1) Administrative Agent, (2) in the case of an assignment of a Revolving Commitment, Swing Line Lender and Issuing Lender and (3) unless an Event of Default has occurred and is continuing (in which event Borrower’s approval shall not be required), Borrower (each such approval not to be unreasonably withheld or delayed); provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any other Affiliate of Borrower or any Defaulting Lender.

“Eligible Inventory” means, as of any date of determination, the amount, valued in accordance with GAAP based on the lower of cost or market value, of inventory of the Borrowing Base Parties consisting of finished goods, raw materials, bill and hold inventory in excess of $2,000,000, or, subject to Section 2.10(d), work-in-process inventory; provided that Eligible Inventory shall not include any of the following: (a) inventory that is held on consignment, or not otherwise owned by a Borrowing Base Party, or is of a type no longer sold by the Borrowing Base Parties, (b) inventory that has been returned by a customer, (c) inventory that is damaged, (d) inventory that is subject to any Lien, encumbrance or other claim other than those in favor of the Administrative Agent, on behalf of the Lenders, (e) inventory that is not in the possession of a Borrowing Base Party, unless (i) the party in possession of such inventory has received an acknowledgment of security interest from the Administrative Agent (and has countersigned such acknowledgment) in form and substance satisfactory to the Administrative Agent, (ii) such inventory constitutes Qualified Consignment Inventory or (iii) such inventory is In-Transit Inventory, (f) inventory that is held by a Borrowing Base Party on Property leased by a Borrowing Base Party, unless the Administrative Agent has received a waiver from the lessor of such leased Property and, if any, the sublessor thereof, in form and substance satisfactory to the Administrative Agent, (g) inventory as to which appropriate UCC financing statements showing the applicable Borrowing Base Party as debtor and the Administrative Agent, on behalf of the Lenders, as secured party have not been filed in the proper filing office or offices in order to perfect the Administrative Agent’s Lien therein, (h) inventory that has been shipped to a customer of a Borrowing Base Party regardless of whether such shipment is on a consignment basis unless such inventory constitutes Qualified Consignment Inventory, (i) inventory that the Administrative Agent has deemed to be obsolete, slow-moving or not marketable in the exercise of its reasonable (from the perspective of a secured lender) business judgment, (j) supplies and packaging and (k) scrap inventory, held coils (i.e., coils not used for initial orders) in excess of $2,000,000 at any time.

“Eligible Inventory Component” means, with respect to the computation of the Borrowing Base and subject to Section 2.10, sixty percent (60%) of Eligible Inventory; provided, however, that no more than five percent (5%) (in the aggregate with respect to all Borrowing Base Parties) of the Eligible Inventory Component may consist of Qualified Consignment Inventory.

“Eligible Receivables” means accounts resulting from the sale of goods or the performance of services by the Borrowing Base Parties in the ordinary course of the Borrowing Base Parties’ business, upon which the Borrowing Base Parties’ right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which the Administrative Agent has a perfected Lien of first priority, and shall not include:

(i) any account which remains unpaid more than 90 days after the invoice date thereof, 90 days after the date the inventory covered thereby was sold to the applicable account debtor or 60 days past the due date therefor;

(ii) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

(iii) any account which represents an obligation of any Governmental Agency (except accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to the Administrative Agent’s satisfaction);

(iv) any Foreign Account, except to the extent any such Foreign Account, in Administrative Agent’s determination, is supported by a letter of credit or insured under a policy of foreign credit insurance, in each case in form, substance and issued by a party acceptable to Administrative Agent;

(v) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, Affiliate, partner, member, parent or Subsidiary of any Borrowing Base Party; provided that all accounts owed by JFE Shoji Trade America shall be deemed to be accounts owed by an Affiliate of Borrower, and provided further that at any time, the Borrowing Base Parties’ total accounts aggregating up to the lesser of (A) $10,000,000 in the aggregate for all such account debtors or (B) fifteen percent (15%) of the value of the Borrowing Base Parties’ total accounts, may be considered Eligible Receivables even though such accounts are owed by Persons who are Affiliates of Borrower (other than Subsidiaries of Borrower or Persons who own voting equity interests of Borrower);

(vi) that portion of any account which represents interim or progress billings or retention rights on the part of the account debtor (except bill and hold invoices of up to $2,000,000 in the aggregate at any time);

(vii) any account which represents an obligation of any account debtor when twenty percent (20%) or more of the Borrowing Base Parties’ accounts from such account debtor are not eligible pursuant to clause (i) above;

(viii) that portion of any account from an account debtor which represents the amount by which the Borrowing Base Parties’ total accounts from said account debtor exceeds fifteen percent (15%) of the value of the Borrowing Base Parties’ total accounts, but subject to a maximum amount of $20,000,000 in the aggregate for all such account debtors;

(ix) any account deemed ineligible by the Administrative Agent when the Administrative Agent, in the exercise of its reasonable (from the perspective of a secured lender) business judgment, deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

“Eligible Receivables Component” means, with respect to the computation of the Borrowing Base and subject to Section 2.10, eighty percent (80%) of Eligible Receivables.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

“ERISA Affiliate” means, with respect to any Person, any Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043 of ERISA, other than any such reportable event as to which the requirement of 30-days notice has been duly waived under the applicable regulations, with respect to a Pension Plan; (b) the withdrawal of Borrower or any of its ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Multiemployer Plan; (d) the reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA of any Multiemployer Plan, or the determination that any Multiemployer Plan is in critical status within the meaning of Section 432 of the Code or Section 305 of ERISA; (e) the filing of a notice of intent to terminate a Pension Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Pension Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution (including any required installment payment thereof) under the Pension Funding Rules to any Pension Plan when due, whether or not such contribution is or may be waived, or to make any required contribution to any Multiemployer Plan when due; (h) the imposition of a lien under the Pension Funding Rules or Section 4068 of ERISA on any property (or rights to property, whether real or personal) of the Borrower or any of its ERISA Affiliates; and (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan or for the imposition of any liability upon the Borrower or any of its ERISA Affiliates under Title IV of ERISA (other than for PBGC premiums due but not delinquent).

“Eurodollar Market” means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

“Eurodollar Obligations” means eurocurrency liabilities, as defined in Regulation D or any comparable regulation of any Governmental Agency having jurisdiction over any Lender.

“Event of Default” shall have the meaning provided in Section 9.1.

“Existing Indebtedness” means the Indebtedness under (a) that certain Indenture dated March 22, 2004, which governs the terms of Borrower’s $150 million of outstanding 6 1/8 Senior Notes due 2014; and/or (b) the BOTM Loan Agreement.

“Facility” means the Revolving Facility.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Banking Day next succeeding such day; provided that (a) if such day is not a Banking Day, then the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Banking Day as so published on the next succeeding Banking Day and (b) if no such rate is so published on such next succeeding Banking Day, then the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of one one hundredth of one percent (0.01%)) charged to Wells Fargo on such day on such transactions as determined by Administrative Agent. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

“Financial Officer” means the principal financial officer of any Person.

“Fiscal Quarter” means the fiscal quarter of Borrower and its Subsidiaries ending on each March 31, June 30, September 30 and December 31.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries ending on each December 31.

“Foreign Account” means an account which represents an obligation of an account debtor located outside of (a) any State in the United States of America, (b) the territories of Puerto Rico and the U.S. Virgin Islands or (c) any Province of Canada other than the Provinces of Quebec, New Brunswick, Newfoundland and Nova Scotia.

“Foreign Exchange Agreement” means a written agreement between Borrower and one or more financial institutions providing for forward foreign exchange transactions, currency swap transactions, currency options, spot contracts, foreign cash letters, or other similar transactions (including any options to enter into any of the foregoing), including, by way of illustration, any International Foreign Exchange Master Agreement.

“Foreign Subsidiary” means a Subsidiary of Borrower that (a) is organized under the Laws of a country (or political subdivision thereof) other than the United States of America and (b) holds all or substantially all of its assets outside the United States of America.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied. The term “consistently applied,” as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

“Government Securities” means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

“Governmental Agency” means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi governmental agency, authority, board, bureau, commission, department, instrumentality or public body or (c) any court or administrative tribunal of competent jurisdiction.

“Guarantors” means, collectively, each Subsidiary of Borrower that may now or hereafter exist other than Tax Preferred Subsidiaries and any Surplus Real Property Subsidiary.

“Guaranty Obligation” means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person, (b) contingent reimbursement obligations, including a Letter of Credit reimbursement obligation, or (c) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any “keep well”, “take-or-pay”, “through put” or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected or disclosed in the financial statements (or notes thereto) of Borrower or any applicable Subsidiary.

“Hazardous Materials” means oil or petrochemical products, poly-chlorinated biphenyls, asbestos, urea formaldehyde, flammable explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including any substances considered “hazardous substances,” “hazardous wastes,” “hazardous materials,” “infectious wastes”, “pollutant substances”, “solid waste” or “toxic substances” under any Hazardous Materials Laws.

“Hazardous Materials Laws” means all Laws pertaining to the treatment, transportation or disposal of Hazardous Materials on or about any Real Property owned or leased by Borrower or any of its Subsidiaries, or any portion thereof, including without limitation the following: the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.), the Federal Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901, et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. § 9601, et seq.) and the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, as amended (44 U.S.C. § 1801, et seq.), the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the California Health and Safety Code (Section 25100, et seq.), the California Water Code and the California Administrative Code, in each case as such Laws are amended from time to time.

“Impacted Lender” means, with respect to any requested issuance of a Letter of Credit or any requested funding of a Swing Line Advance, a Defaulting Lender or a Lender as to which (a) Issuing Bank or Swing Line Lender, as applicable, has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities, or (b) a Person that controls such Lender has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for such Person.

“Indebtedness” means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding trade and other accounts payable in the ordinary course of business in accordance with ordinary trade terms), including any Guaranty Obligation for any such indebtedness, (b) indebtedness of such Person of the nature described in clause (a) that is non recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers’ acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person and (f) any net obligations (as determined using the procedure of mark-to-market) of such Person under Interest Rate Protection Agreements and, in the case of Borrower, under any and all Commodity Hedge Agreements and Foreign Exchange Agreements.

“Initial Pricing Period” means the period from the Closing Date through December 1, 2010; provided that if Borrower has not delivered the financial statements and a Compliance Certificate with respect to the Fiscal Quarter ended September 30, 2010 to the Administrative Agent pursuant to Section 7.1(a) and Section 7.2 on or prior to November 15, 2010, the Applicable Pricing Level from November 15, 2010 until the date all such financial statements and certificates shall be delivered shall be Pricing Level III.

“Intangible Assets” means assets that are considered intangible assets under GAAP, including customer lists, goodwill, covenants not to compete, copyrights, trade names, trademarks and patents.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA for the Rolling Period ending on such date to (b) Interest Expense for Borrower and its Subsidiaries for the Rolling Period ending on such date.

“Interest Expense” means, with respect to any Person and for any fiscal period, the sum of (a) all interest, fees, charges and related expenses (in each case as such expenses are calculated according to GAAP) paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered “interest expense” under GAAP, plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

“Interest Rate Protection Agreement” means a written agreement between Borrower and one or more financial institutions providing for “swap”, “cap”, “collar” or other interest rate protection with respect to any Indebtedness.

“In-Transit Inventory” means raw materials and finished goods inventory of the Borrowing Base Parties which otherwise qualifies as Eligible Inventory, provided (a) all title documents relating to which have been consigned (endorsed) to the Administrative Agent in a manner reasonably acceptable to the Administrative Agent; (b) the Administrative Agent or an Approved Customs Broker which is party to an effective Customs Agent Agreement is in possession of all documents of title relating to such inventory; (c) such inventory is insured with financially sound and reputable insurance companies against at least such risks and in at least such amounts as is customarily maintained by similar businesses in the industry, or as may be required by applicable Laws; and (d) the value of such inventory is no more than 20% of the Borrowing Base in the aggregate at any time.

“Investment” means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other Securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership, limited liability company and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment.

“Issuing Lender” means Wells Fargo, when acting in its capacity as issuing lender under any Letter of Credit under any of the Loan Documents (including such other Persons that may act as agent for and on behalf of Wells Fargo) or any successor Issuing Lender.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

“L/C Exposure” of any Lender at any time shall equal its Pro Rata Share of the Aggregate Effective Amount at such time.

“L/C Sublimit” means $50,000,000.

“Lender” means, collectively, each Lender as of the Closing Date, and each lender that may hereafter become a party to this Agreement pursuant to Section 11.8.

“Letter of Credit” means any of the Commercial Letters of Credit or Standby Letters of Credit issued by the Issuing Lender under the Revolving Facility pursuant to Section 2.5, either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted.

“Letter of Credit Agreements” means, collectively, the Standby Letter of Credit Agreement, the Commercial Letter of Credit Agreement and any and all similar documents to be executed and delivered by Borrower from time to time in connection with the Issuing Lender’s issuance of Letters of Credit.

“Leverage Ratio” for purposes of determination of any Applicable Pricing Level, means, as of any date of determination, the ratio of (a) the daily average Pricing Debt for the four consecutive Fiscal Quarters ending on that date to (b) EBITDA for the Rolling Period ending on that date.

“LIBOR” means, with respect to any LIBOR Rate Advance comprising part of the same Borrowing for any LIBOR Period, a rate per annum (rounded upwards, as necessary, to the nearest 1/16th of one percent (0.0625%)) obtained by dividing (a) the rate per annum determined by Administrative Agent at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the beginning of such LIBOR Period by reference to the British Bankers’ Association “Interest Settlement Rates” for deposits in Dollars (as set forth by any service (including Bloomberg, Reuters and Thomson Financial) selected by Administrative Agent that has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) in an amount approximately equal to the principal amount to which such LIBOR Period applies (for delivery on the first day of such LIBOR Period) with a term equivalent to such LIBOR Period; provided that, if an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, then “LIBOR” shall be the interest rate per annum determined by Administrative Agent to be the average of the rates per annum at which deposits in Dollars in an amount approximately equal to the principal amount to which such LIBOR Period applies (for delivery on the first day of such LIBOR Period) with a term equivalent to such LIBOR Period are offered for such LIBOR Period by Wells Fargo to major banks in the London interbank offered market in London, England at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the beginning of such LIBOR Period by (b) one minus the Reserve Requirement in effect on such date. Each determination by Administrative Agent pursuant to this definition shall be conclusive absent manifest error.

“LIBOR Banking Day” means any Banking Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

“LIBOR Lending Office” means, as to each Lender, its office or branch so designated by written notice to Borrower and the Administrative Agent as its LIBOR Lending Office. If no LIBOR Lending Office is designated by a Lender, its LIBOR Lending Office shall be its office at its address for purposes of notices hereunder.

“LIBOR Period” means, as to each LIBOR Rate Advance comprising part of the same Borrowing, the period commencing on the date specified by Borrower pursuant to Section 2.1(d) and ending 1, 2, 3 or 6 months (or, with the written consent of all of the Lenders, any other period) thereafter, as specified by Borrower in the applicable Request for Borrowing or Request for Continuation/Conversion provided that:

(a) The first day of any LIBOR Period shall be a LIBOR Banking Day;

(b) Any LIBOR Period that would otherwise end on a day that is not a LIBOR Banking Day shall be extended to the immediately succeeding LIBOR Banking Day unless such LIBOR Banking Day falls in another calendar month, in which case such LIBOR Period shall end on the immediately preceding LIBOR Banking Day; and

(c) No LIBOR Period for any LIBOR Revolving Advance shall extend beyond the Revolving Facility Maturity Date.

“LIBOR Rate Advance” means an Advance that bears interest at a rate determined in relation to LIBOR as provided in Section 3.1(c).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable Law of any jurisdiction with respect to any Property.

“Liquidity” means, as of any date of determination, Availability as of such date plus Qualified Cash as of such date.

“Loan Documents” means, collectively, this Agreement, the Notes, the Collateral Documents, the Swing Line Documents, the Letter of Credit Agreements, the Accepted Foreign Exchange Agreements, the Accepted Treasury Management Agreements, any Customs Agent Agreement, any Request for Borrowing, any Request for Letter of Credit (and any corresponding application and/or reimbursement agreement with respect to any Letter of Credit), any Compliance Certificate, any Accepted Interest Rate Protection Agreement, any Accepted Commodity Hedge Agreement, any Borrowing Base Certificate, the Commitment Letter, and any other agreements of any type or nature hereafter executed and delivered by Borrower or any of its Subsidiaries to the Administrative Agent or to any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

“Margin Stock” means “margin stock” as such term is defined in Regulation U.

“Material Adverse Effect” means any set of circumstances or events which (a) has had or would reasonably be expected to have any material adverse effect upon the validity or enforceability of any Loan Document or any security interest granted in the Collateral pursuant to any Loan Document, (b) has been or would reasonably be expected to be material and adverse to the business assets or condition (financial or otherwise), prospects or operations of Borrower and its Subsidiaries, taken as a whole, (c) has materially impaired or would reasonably be expected to materially impair the ability of Borrower to perform the Obligations, or (d) has materially impaired or would reasonably be expected to materially impair the ability of the Obligors, taken as a whole, to perform their collective Obligations under the Loan Documents.

“Maturity Date” means the Revolving Facility Maturity Date.

“Maximum Revolving Facility Amount” means, as of any date of determination, the lesser of (a) the then applicable Borrowing Base and (b) the then applicable aggregate Revolving Commitments.

“Monthly Payment Date” means the last Banking Day of each calendar month.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any of its ERISA Affiliates contributes or is obligated to contribute.

“Net Cash Issuance Proceeds” means, with respect to the issuance of any debt Security or equity Security by Borrower or any of its Subsidiaries, the Cash proceeds received by or for the account of Borrower or such Subsidiary in consideration of such issuance net of (a) underwriting discounts and commissions actually paid to any Person not an Affiliate of Borrower and (b) professional fees and disbursements actually paid in connection therewith.

“Net Cash Sales Proceeds” means, with respect to any Disposition Requiring Prepayment, the sum of (a) the Cash proceeds received by or for the account of Borrower and its Subsidiaries from such Disposition Requiring Prepayment net of (i) any amount applied to the repayment of Indebtedness secured by a Lien permitted under Section 6.8 on the asset disposed of, (ii) any transfer, income or other taxes payable as a result of such Disposition Requiring Prepayment, (iii) professional fees and expenses, fees due to any Governmental Agency, broker’s commissions and other out-of-pocket costs of sale actually paid to any Person that is not an Affiliate of Borrower attributable to such Disposition Requiring Prepayment, and (iv) any reserves established in accordance with GAAP in connection with such Disposition Requiring Prepayment.

“Net Income” means, with respect to any fiscal period, the net income of Borrower and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

“New Lender” is defined in Section 2.7(d).

“Note” means any of the Revolving Notes.

“Obligations” means all present and future obligations of every kind or nature of Borrower or any Obligor at any time and from time to time owed to the Lenders, the Administrative Agent and the Issuing Lender, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent (including payments of principal, interest and fees and other charges), including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against any Obligor.

“Obligors” means, collectively, Borrower and its Subsidiaries (other than Tax Preferred Subsidiaries) and, in each case where any of the foregoing is a partnership, each general partner thereof.

“Party” means any Person other than Lenders and/or Administrative Agent, which now or hereafter is a party to any of the Loan Documents.

“Patriot Act” is defined in Section 11.25.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date as to such Pension Plan of the Pension Protection Act of 2006, Section 412 of the Code and Section 302 of ERISA each as in effect prior to the Pension Protection Act of 2006 and, thereafter, Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA.

“Pension Plan” or “Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or any of its ERISA Affiliates or to which Borrower or any of its ERISA Affiliates contributes or has an obligation to contribute.

“Permitted Acquisition” means an Acquisition of a Person (or of assets of a Person) with respect to a business which is in the steel related business or is made to acquire or develop raw materials used in steel making, provided that (a) the assets of such Person are located in the United States of America (or, if such Acquisition is of a Person, such Person’s jurisdiction of organization shall be located in the United States of America); (b) the aggregate consideration paid (whether in Cash or in other Property) by Borrower and its Subsidiaries in connection with all such Acquisitions from and after the Closing Date does not exceed $25,000,000; (c) after giving effect to any such Acquisition the Borrowing Base shall exceed the outstanding amount of the Revolving Advances plus the Aggregate Effective Amount by at least $15,000,000, (d) such proposed Acquisition shall be consensual and not on a hostile basis, and shall have been approved by the target Person’s board of directors (or similar governing body), (e) prior to and after giving effect to such Acquisition there shall be no Default or Event of Default and (f) Borrower shall provide to Administrative Agent and each Lender at least 30 days’ prior written notice of such proposed Acquisition, which notice shall include (i) a reasonably detailed description of the proposed terms of such Acquisition and identify the anticipated closing date thereof, (ii) a demonstration in reasonable detail that, after giving effect to such acquisition, Borrower shall be in compliance, on a pro forma basis, with the financial covenants contained in Section 5.12 for the two (2) Fiscal Quarters following such Acquisition and (iii) pro forma financial projections (after giving effect to such proposed Acquisition) for Borrower and its Subsidiaries for the current and next full Fiscal Years.

“Permitted Encumbrances” means:

(a) Inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to an impending risk of loss or forfeiture;

(b) Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to an impending risk of loss or forfeiture;

(c) defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(d) easements, exceptions, reservations, or other agreements for the purpose of access, pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

(e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Real Property in or adjacent to or affecting Real Property which in the aggregate do not materially burden or impair the fair market value or use of such Real Property for the purposes for which it is or may reasonably be expected to be held;

(f) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Property;

(g) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

(h) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

(i) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to an impending risk of loss or forfeiture;

(j) covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

(k) rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

(l) Liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(m) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business, provided the aggregate value of all such pledges and deposits (excluding the property subject to such lease) in connection with any such lease does not at any time exceed 10% of the annual fixed rentals payable under such lease;

(n) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

(o) Liens consisting of any right of offset, or statutory bankers’ lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers’ lien;

(p) Liens consisting of deposits of Property to secure statutory obligations of Borrower; and

(q) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds.

“Permitted Investments” means Investments by Borrower in partnerships, joint ventures or other entities (excluding Subsidiaries) (any of the foregoing, an “Investment Entity”) in an aggregate amount at any one time outstanding for all such Investment Entities not to exceed $60,000,000, provided that (a)(i) such Investment Entity is in a steel related business or develops technology which is applicable to the production of steel or (ii) such Investment is made in an Investment Entity formed to acquire or develop raw materials or technology used in steelmaking and (b) no single transaction exceeds $15,000,000.

“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the fair market value or use of Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance or other encumbrance permitted pursuant to Section 6.8, (c) the subordination of a lease or sublease in favor of a financing entity and (d) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business.

“Person” means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.

“Pricing Debt” means, as of any date of determination, without duplication, the sum of (a) all principal Indebtedness of Borrower and its Subsidiaries for borrowed money (including all subordinated Indebtedness, debt Securities issued by Borrower and any of its Subsidiaries, the aggregate principal Indebtedness outstanding under the Notes) and for the deferred purchase price of Property (excluding trade and other accounts payable in the ordinary course of business in accordance with ordinary trade terms), plus (b) the aggregate amount of the principal portion of all Capital Lease Obligations of Borrower and its Subsidiaries, plus (c) any Guaranty Obligations of Borrower and its Subsidiaries with respect to the Indebtedness of others of the types referred to in clauses (a) and (b) above.

“Pricing Period” means (a) the Initial Pricing Period and (b), subsequent to the Initial Pricing Period, on the first calendar day of the first calendar month following the delivery of a Compliance Certificate and ending on the day immediately prior to the first calendar day of the first calendar month following the delivery of the next Compliance Certificate.

“Prime Rate” means the per annum rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “Prime Rate,” such rate being the rate of interest most recently announced within Wells Fargo at its principal office in San Francisco, California as its “Prime Rate,” with the understanding that Wells Fargo’s “Prime Rate” is one of Wells Fargo’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Wells Fargo’s “Prime Rate” is not intended to be the lowest rate of interest charged by Wells Fargo in connection with extensions of credit to borrowers. Any change in Wells Fargo’s “Prime Rate” as announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Pro Rata Share” of any amount pertaining to the Revolving Commitments or Letters of Credit means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is such Lender’s Revolving Commitment (or, if such Commitment shall have expired or been terminated, an amount equal to the sum of such Lender’s Revolving Advances and L/C Exposure), and the denominator of which is the aggregate Revolving Commitments or aggregate Revolving Advances and the then existing Aggregate Effective Amount, as the case may be, multiplied by (b) such amount. Schedule 1.1A sets forth the Pro Rata Shares of the Lenders as of the Closing Date.

“Qualified Cash” means Borrower’s Cash to the extent such Cash is unrestricted and unencumbered by any Lien other than the Liens granted to the Administrative Agent for the benefit of the Lenders pursuant to this Agreement and the other Loan Documents.

“Qualified Consignment Inventory” means inventory of any Borrowing Base Party that, absent being on consignment or held as “next in time inventory” by a customer of such Borrowing Base Party, would otherwise constitute Eligible Inventory and with respect to which the Administrative Agent shall have received written evidence of filed documentation acceptable to the Administrative Agent naming the consignee/customer as “debtor” (or the equivalent terminology used in the applicable jurisdiction) and the applicable Borrowing Base Party as “secured party” or “owner” (or the equivalent terminology used in the applicable jurisdiction) and which filings shall have been assigned to the Administrative Agent, and such other documentation as the Administrative Agent shall require to perfect the Administrative Agent’s Lien on, and access to, such inventory.

“Quarterly Payment Date” means each March 31, June 30, September 30 and December 31.

“Real Property” means, as of any date of determination, all real property then or theretofore owned, leased or occupied by Borrower or any Subsidiary.

“Regulation D” means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Regulation U” means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

“Request for Borrowing” means a written request for a Borrowing substantially in the form of Exhibit F, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included therein.

“Request for Continuation/Conversion” means a written request to Continue or Convert a Borrowing substantially in the form of Exhibit G, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included therein.

“Request for Letter of Credit” means a written request for a Letter of Credit substantially in the form of Exhibit H, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included therein.

“Requirement of Law” means, as to any Person, the articles or certificate of incorporation and by laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Requisite Lenders” means at any time Lenders owed or holding more than 50% of the sum of (a) the then aggregate unpaid principal amount of the Advances, plus (b) the then Aggregate Effective Amount (to the extent not then included as Advances) (with the aggregate amount of each Lender’s risk participation and funded participation in the Aggregate Effective Amount being deemed “held” by such Lender for purposes of this definition), plus (c) the then aggregate unused portion of the Commitments, and in any event, not less than two (2) Lenders unless at such time there shall be but one Lender.

“Reserve Requirement” means, with respect to any day in a LIBOR Period for a LIBOR Advance, the stated maximum rate (rounded upwards, as necessary, to the nearest 1/16th of one percent (0.0625%)), as in effect on any date of determination of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D) of the Federal Reserve Board as in effect on such day, whether or not applicable to any Lender.

“Responsible Official” means, as to any Person, (a) when used with reference to a Person other than an individual, a corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, corporate officer of a corporate general partner of a partnership that is a general partner of such Person, manager or managing member (in the case of a Person that is a limited liability company), or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. The Lenders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Borrower or any Subsidiary as having been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of Borrower or such Subsidiary.

“Revolving Advances” means the revolving advances made or to be made by the Lenders to Borrower pursuant to Section 2.1(a).

“Revolving Borrowing” means a Borrowing comprised of Revolving Advances.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Advances (which includes such Lender’s commitment to incur L/C Exposure) (expressed as the maximum aggregate amount of the Revolving Advances to be made by such Lender hereunder), as such commitment may be (a) reduced from time to time pursuant to Section 2.6, (b) increased pursuant to Section 2.7 and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.8. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 1.1A or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $110,000,000.

“Revolving Facility” means the revolving credit facility provided hereunder in respect of the aggregate Revolving Commitments.

“Revolving Facility Maturity Date” means the earlier of (a) September [29], 2015 and (b) the termination or cancellation of the Revolving Facility (and all of the Revolving Commitments pertaining thereto) pursuant to the terms of this Agreement.

“Revolving Facility Usage” means, as of any date of determination, the sum of (a) the aggregate principal amount of funded Indebtedness then outstanding under the Revolving Notes plus (b) the Aggregate Effective Amount under all outstanding Letters of Credit plus (c) the Swing Line Outstandings.

“Revolving Note” means any of the promissory notes made by Borrower to a Lender evidencing Revolving Advances under that Lender’s Revolving Commitment, substantially in the form of Exhibit D either as originally executed or the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

“Right of Others” means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.

“Rolling Period” means any period of four consecutive Fiscal Quarters of Borrower and its Subsidiaries.

“Security” means any capital stock, share, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, limited partnership interest, member interest, or any warrant, option or other right to purchase or acquire any of the foregoing.

“Security Agreement” means the security agreement to be executed and delivered pursuant to Article 8 by each of the “Grantors” named therein, in the form of Exhibit I, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Senior Officer” means (a) the chief executive officer, (b) the president, (c) any executive vice president, (d) the chief financial officer or (e) the treasurer, in each case of any Person.

“Solvent” means, as of any date of determination, and as to any Person, that on such date: (a) the fair valuation of the assets of such Person is greater than the fair valuation of such Person’s probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature; and (c) such Person is generally paying its debts as they become due. For purposes of the foregoing (1) the “fair valuation” of any assets means the amount realizable within a reasonable time, either through collection or sale, of such assets at their regular market value, which is the amount obtainable by a capable and diligent businessman from an interested buyer willing to purchase such assets within a reasonable time under ordinary circumstances; and (2) the term “debts” includes any legal liability whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent.

“Special LIBOR Circumstance” means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its LIBOR Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority.

“Specified Lender” means, at any time, any Lender (a) that has requested compensation under Section 3.5 and has not rescinded such request within five Banking Days of the making thereof; (b) to whom Borrower must pay an additional amount (or on whose behalf Borrower must pay an additional amount to a Governmental Authority) pursuant to Section 3.6(b); (c) that gives a notice pursuant to Section 3.6(c); (d) that is a Defaulting Lender; (e) that is an Impacted Lender; (f) that is a Lender that may, but does not, provide its consent to any matter as to which the Requisite Lenders may give and have given their consent pursuant to Section 11.2; (g) that is a Lender that may but does not provide its consent to any matter as to which the Requisite Lenders may give and have given their consent pursuant to Section 11.2; or (h) that is the sole Lender that may but does not provide its consent to any matter requiring (in order to be consented to) that all Lenders shall have given consent pursuant to Section 11.2 and in such instance all Lenders other than such Lender have given their consent pursuant to Section 11.2.

“Specified Materials” means, collectively, all materials or information provided by or on behalf of Borrower or any other Obligor or any of their respective Subsidiaries or Affiliates, as well as documents and other written materials relating to Borrower or any other Obligor or any of their respective Subsidiaries or Affiliates or any other materials or matters relating to the Loan Documents (including any amendments or waivers of the terms thereof or supplements thereto).

“Standby Letter of Credit” means each Letter of Credit that is not a Commercial Letter of Credit.

“Standby Letter of Credit Agreement” means the standby letter of credit agreement to be executed by Borrower either as originally executed or as it may from time to time be supplemented, modified, amended, extended, restated or supplanted.

“Stockholders’ Equity” means, as of any date of determination and with respect to any Person, the stockholders’ equity of that Person as of that date determined in accordance with GAAP; provided that there shall be excluded from Stockholders’ Equity any amount attributable to Disqualified Stock.

“Subsidiary” means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a “joint venture”), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries. Any reference in the Loan Documents to a “Subsidiary” or “Subsidiaries” shall, unless otherwise provided, be deemed to be a reference to a Subsidiary (or Subsidiaries, as the case may be) of Borrower. A Surplus Real Property Subsidiary shall not be included as a “Subsidiary” of Borrower.

“Subsidiary Guaranty” means the continuing guaranty of the Obligations required to be executed and delivered pursuant to Section 5.14 by the Guarantors, in form and substance satisfactory to the Administrative Agent, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

“Subsidiary Notice” shall have the meaning specified in Section 4.4(a).

“Surplus Real Property” means Real Property owned by Borrower as of the date of this Agreement which is (a)(i) leased to any third party as of the date of this Agreement; or (ii) is not necessary for the operation of the business of the Borrower as currently conducted and (b) described on Schedule 1.1B.

“Surplus Real Property Subsidiary” means a Person formed by and wholly owned by Borrower for the sole and exclusive purpose of owning, selling, developing, leasing and operating Surplus Real Property, which does not have any other assets other than Surplus Real Property and does not have any other operations other than owning, selling, developing, leasing and operating Surplus Real Property.

“Swing Line” means the revolving line of credit established by the Swing Line Lender in favor of Borrower pursuant to Section 2.12.

“Swing Line Advances” means loans made by the Swing Line Lender to Borrower pursuant to Section 2.12.

“Swing Line Documents” means the promissory note and any other documents executed by Borrower in favor of the Swing Line Lender in connection with the Swing Line.

“Swing Line Lender” means Wells Fargo.

“Swing Line Outstandings” means, as of any date of determination, the aggregate principal Indebtedness of Borrower on all Swing Line Advances then outstanding.

“Tangible Net Worth” means, as of any date of determination, the sum of (a) Stockholders’ Equity of Borrower and its Subsidiaries on that date, minus (b) the aggregate Intangible Assets of Borrower and its Subsidiaries on that date, minus (c) any accounts or loans or advances owing to Borrower or any Subsidiary by an equityholder, officer, director, partner or Affiliate of Borrower or any Subsidiary on that date.

“Tax Preferred Subsidiary” means a Foreign Subsidiary of Borrower that is (a) a corporation that is foreign (within the meaning of paragraphs (3), (4), (5) and (9) of Section 7701(a) of the Code) and (b) is a controlled foreign corporation (within the meaning of Section 957(a) of the Code) with respect to which Borrower (or any corporation which in addition to Borrower is a member of an affiliated group, within the meaning of Section 1504(a) of the Code, for which a consolidated return is filed pursuant to Section 1501 of the Code) is a United States stockholder within the meaning of Section 951(b) of the Code. As of the Closing Date, Borrower does not have any Tax Preferred Subsidiaries.

“Termination Date” means the date on which the Revolving Advances and all other Obligations under this Agreement and the other Loan Documents, other than unasserted indemnities or other contingent Obligations not then due and payable, are indefeasibly paid in full, in Cash, and Borrower shall have no further right to borrow any moneys or obtain other credit extensions or financial accommodations under this Agreement or any of the other Loan Documents.

“Total Liabilities” means, as of any date of determination, the sum of (a) current liabilities plus (b) long term liabilities, each as determined for Borrower and its Subsidiaries in accordance with GAAP.

“Treasury Management Agreement” means a written agreement between Borrower and one or more financial institutions providing for cash management and other depository banking products including controlled disbursement and lockbox/block account arrangements, ACH/payroll arrangements, purchase card and merchant card services.

“Type” refers to the distinction between (a) Revolving Advances bearing interest in relation to the Alternate Base Rate and (b) Revolving Advances bearing interest at the LIBOR Rate.

“UCC” means the Uniform Commercial Code as the same may from time to time be enacted and in effect in the State of New York; provided that, in the event by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Administrative Agent’s (on behalf of the Lenders) Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Wells Fargo” means Wells Fargo Bank, National Association.

1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

1.3 Accounting Terms; Covenant Calculations. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of this Agreement such that the covenants contained in Sections 5.12 and 6.2 would then be calculated in a different manner or with different components, (i) Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower’s financial condition to substantially the same criteria as were effective prior to such change in GAAP and (ii) Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change, but shall have the obligation to deliver to the Administrative Agent and the Lenders, in addition to each of the materials described in Article 7 prepared in conformity with GAAP as effective after the change, on the dates therein specified, a reconciliation of the financial data contained in the materials described in Article 7 showing Borrower’s compliance with the financial covenants contained in the aforesaid Sections as if calculated under GAAP as in effect immediately prior to such change and the calculations used in such reconciliation. All financial covenants contained in this Agreement shall be calculated without giving effect to any election made by any applicable Person to value its financial liabilities or indebtedness at the fair value thereof pursuant to the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle).

1.4 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

1.6 References to “Borrower and its Subsidiaries”. Any references herein to “Borrower and its Subsidiaries” or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.

1.7 Classification of Advances and Borrowings. For purposes of this Agreement, Advances may be classified and referred to by Class (e.g., a “Revolving Advance”) or by Type (e.g., a “LIBOR Advance”) or by Class and Type (e.g., a “LIBOR Revolving Advance”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).

1.8 Miscellaneous Terms. The term “or” is disjunctive; the term “and” is conjunctive. The term “shall” is mandatory; the term “may” is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term “including” is by way of example and not limitation.

ARTICLE 2.

ADVANCES AND LETTERS OF CREDIT

2.1 Advances-General.

(a) Subject to the terms and conditions set forth in this Agreement, from time to time on any Banking Day during the period from the Closing Date through the Revolving Facility Maturity Date, each Lender having a Revolving Commitment severally agrees to make Revolving Advances to Borrower under the Revolving Facility in such amounts as Borrower may request provided that, after giving effect to any such Revolving Advance, (i) Revolving Facility Usage does not exceed the Maximum Revolving Credit Amount, and (ii) as to each Lender, such Lender’s Pro Rata Share of Revolving Facility Usage does not exceed such Lender’s Revolving Commitment. All Revolving Advances shall be made by the Lenders ratably according to their respective Revolving Commitments.

Within the limits of each Lender’s Revolving Commitment in effect from time to time and subject to the foregoing, Borrower may borrow under this Section 2.1(a), prepay Revolving Advances pursuant to Section 3.1 and reborrow under this Section 2.1(a).

(b) Subject to the next sentence, each Borrowing shall be made pursuant to a Request for Borrowing which shall specify (i) the date of such requested Borrowing, (ii) the Type of Advances comprising such Borrowing, (iii) the amount of such Borrowing, and (iv) in the case of a Borrowing consisting of LIBOR Rate Advances, the LIBOR Period therefor. Unless the Administrative Agent has notified, in its sole and absolute discretion, Borrower to the contrary not less than three (3) days prior to the date of any Borrowing, a Borrowing may be requested by telephone by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Borrowing (conforming to the preceding sentence) in person or by facsimile to the Administrative Agent. The Administrative Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for a Borrowing purportedly made by a Responsible Official of Borrower, and Borrower hereby agrees to indemnify the Administrative Agent from any loss, cost, expense or liability as a result of so acting.

(c) Promptly following receipt of a Request for Borrowing, the Administrative Agent shall notify each Lender by telephone, facsimile or electronic mail (and if by telephone, promptly confirmed by facsimile or electronic mail) of the date of the requested Borrowing, the Type of Advances comprising such Borrowing, the LIBOR Period (if applicable), and the amount corresponding to that Lender’s ratable share of the Borrowing. Provided the Administrative Agent shall have complied with the foregoing sentence not later than 1:00 p.m. California time on the date specified for any Borrowing (which must be a Banking Day), each Lender shall make its ratable share of the Borrowing in immediately available funds available to the Administrative Agent at the Administrative Agent’s Office. Upon, and subject to, satisfaction or waiver of the applicable conditions set forth in Article 8, all Advances shall be credited on that date in immediately available funds to the Designated Deposit Account.

(d) Anything in subsection (c) above to the contrary notwithstanding, Borrower may not (i) request Alternate Base Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $100,000 (and any such Borrowing exceeding such minimum amount shall be in an integral multiple of $50,000), provided that the foregoing minimum amount shall not apply to an Alternate Base Rate Advance that causes the aggregate amount borrowed under the Revolving Facility to equal the full amount available for Revolving Advances thereunder, or (ii) elect LIBOR Rate Advances for any Borrowing (i) if the aggregate amount of such Borrowing is less than $500,000 (and any such Borrowing exceeding such minimum amount shall be in an integral multiple of $250,000) or (ii) if the obligation of the relevant Lenders to make LIBOR Rate Advances shall then be suspended pursuant to Section 2.4, 3.5 or 3.6.

(e) The Advances made by each Lender under its Revolving Commitment shall be evidenced by that Lender’s Revolving Note.

(f) A Request for Borrowing shall be irrevocable upon the Administrative Agent’s first notification thereof.

(g) The Administrative Agent, on behalf of the Lenders, is hereby authorized to make Borrowings available to Borrower upon fulfillment of the applicable conditions set forth in Article 8, and, if applicable, Section 2.1(d). Upon fulfillment of such applicable conditions, the proceeds of Borrowings shall either be credited in immediately available funds to the Designated Deposit Account or remitted directly to one or more third parties, as directed by Borrower and approved by the Administrative Agent. The proceeds of any Borrowing consisting of LIBOR Rate Advances shall be so credited or remitted on the first day of the applicable LIBOR Period for such Borrowings.

2.2 Alternate Base Rate Advances. Each request by Borrower for a Borrowing comprised of Alternate Base Rate Advances shall be made pursuant to a Request for Borrowing (or telephonic or other request for Borrowing referred to in the second sentence of Section 2.1(c), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 11:00 a.m. California time, on the date of the requested Borrowing, provided such date is a Banking Day. All Advances shall constitute Alternate Base Rate Advances unless properly designated as a LIBOR Rate Advance pursuant to Section 2.3 or 2.4.

2.3 LIBOR Rate Advances.

(a) Each request by Borrower for a Borrowing comprised of LIBOR Rate Advances shall be made pursuant to a Request for Borrowing (or telephonic or other request for Borrowing referred to in the second sentence of Section 2.1(c), if applicable) received by the Administrative Agent, at the Administrative Agent’s Office, not later than 11:00 a.m., California time, at least three (3) LIBOR Banking Days before the first day of the applicable LIBOR Period.

(b) On the date which is two (2) LIBOR Banking Days before the first day of the applicable LIBOR Period, the Administrative Agent shall confirm its determination of the applicable LIBOR Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders by telephone, facsimile or electronic mail (and if by telephone, promptly confirmed by facsimile or electronic mail).

(c) Unless the Administrative Agent and the Requisite Lenders otherwise consent, LIBOR Rate Advances may not be outstanding under more than five (5) separate LIBOR Periods with respect to the Revolving Facility at any one time.

(d) No Borrowing comprised of LIBOR Rate Advances may be requested during the continuation of a Default or Event of Default.

(e) Nothing contained herein shall require any Lender to fund any LIBOR Rate Advance in the Designated Eurodollar Market.

2.4 Conversion and Continuation of Advances.

(a) Optional Conversion. Borrower may on any Banking Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (California time) on the third LIBOR Banking Day prior to the date of a proposed Conversion if the Conversion is into LIBOR Rate Advances, or one Banking Day prior to the date of a proposed Conversion if the Conversion is into Alternate Base Rate Advances, and subject to the provisions of Sections 3.5 and 3.6, Convert all or any portion of the Advances of one Type outstanding under a Facility (and, in the case of LIBOR Rate Advances, having the same LIBOR Period) into Advances of the other Type under the Facility; provided that any Conversion of LIBOR Rate Advances into Alternate Base Rate Advances on other than the last day of a LIBOR Period for such LIBOR Rate Advances shall be subject to Section 3.6(e), any Conversion of Alternate Base Rate Advances into LIBOR Rate Advances shall be in an amount not less than $500,000 or integral multiples of $250,000 in excess thereof and no Conversion of any Advances shall result in LIBOR Periods for the Facility in excess of that permitted by Section 2.3(c). Each such notice of Conversion shall be made pursuant to a Request for Continuation/Conversion and shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the aggregate amount, Type and Class of the Advances (and, in the case of LIBOR Rate Advances, the LIBOR Period therefor) to be Converted and (iii) if such Conversion is into LIBOR Rate Advances, the duration of the initial LIBOR Period for such Advances. Each request for Conversion shall be irrevocable and binding on Borrower.

(b) Certain Mandatory Conversions.

(i) On the last day in the respective LIBOR Period, on or after the date on which the aggregate unpaid principal amount of LIBOR Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $500,000, such Advances shall automatically Convert into Alternate Base Rate Advances.

(ii) If Borrower shall fail to select the duration of any LIBOR Period for any outstanding LIBOR Rate Advances in accordance with the provisions contained in Section 2.1(c) and in clause (a) or (c) of this Section 2.4, each such LIBOR Rate Advance will automatically, on the last day of the then existing LIBOR Period therefor, Convert into an Alternate Base Rate Advance.

(iii) Upon the occurrence and during the continuance of any Event of Default and upon notice from the Administrative Agent to Borrower at the request of the Requisite Lenders, (x) each LIBOR Rate Advance will automatically, on the last day of the then existing LIBOR Period therefor, Convert into an Alternate Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, or to Continue, LIBOR Rate Advances shall be suspended.

(c) Continuations. Borrower may, on any LIBOR Banking Day, upon notice given to the Administrative Agent not later than 11:00 a.m. (California time) on the third LIBOR Banking Day prior to the date of the proposed Continuation and subject to the provisions of Sections 3.5 and 3.6, Continue all or any portion of the LIBOR Rate Advances outstanding under a Facility having the same LIBOR Period; provided that any such Continuation shall be made only on the last day of a LIBOR Period for such LIBOR Rate Advances, no Continuation of LIBOR Rate Advances shall be in an amount less than $500,000 and no Continuation of any LIBOR Rate Advances shall result in separate LIBOR Periods for the Facility in excess of that permitted by Section 2.3(c). Each such notice of Continuation shall be made pursuant to a Request for Continuation/Conversion and shall, within the restrictions specified above, specify (i) the date of such Continuation, (ii) the aggregate amount and Class of, and the LIBOR Period for, the Advances being Continued and (iii) the duration of the initial LIBOR Period for the LIBOR Rate Advances subject to such Continuation. Each notice of Continuation shall be irrevocable and binding on Borrower.

2.5 Letters of Credit.

(a) Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the Revolving Facility Maturity Date, the Issuing Lender shall issue such Letters of Credit under the Revolving Facility as Borrower may request by a Request for Letter of Credit; provided that giving effect to all such Letters of Credit, (i) Revolving Facility Usage does not exceed the Maximum Revolving Facility Amount, (ii) the Aggregate Effective Amount under all outstanding Letters of Credit shall not exceed the L/C Sublimit, and (iii) as to each Lender, such Lender’s Pro Rata Share of the Revolving Facility Usage does not exceed such Lender’s Revolving Commitment. Each Letter of Credit shall be in a form reasonably acceptable to the Issuing Lender. Unless the Issuing Lender and the Requisite Lenders otherwise consent, the term of any Commercial Letter of Credit shall not exceed 180 days and the term of any Standby Letter of Credit shall not exceed 365 days. Unless all of the Lenders otherwise consent in a writing delivered to the Administrative Agent, the term of any Letter of Credit shall not extend beyond 30 days prior to the Revolving Facility Maturity Date (the “Letter of Credit Expiry Date”); provided that one or more Standby Letters of Credit may have an expiry date of up to 180 days past the Revolving Facility Maturity Date if, on or before the Letter of Credit Expiry Date, Borrower shall provide to the Issuing Lender cash collateral in an amount equal to 110% of the face amount of such Standby Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Issuing Bank in its good faith business judgment), to secure all of the Obligations relating to such Standby Letters of Credit. A Request for Letter of Credit shall be irrevocable absent the consent of the Issuing Lender.

(b) Each Request for Letter of Credit shall be submitted to the Issuing Lender, with a copy to the Administrative Agent, at least three (3) Banking Days prior to the date upon which the related Letter of Credit is proposed to be issued. The Administrative Agent shall promptly notify the Issuing Lender whether such request, and the issuance of a Letter of Credit pursuant thereto, conforms to the requirements of this Agreement. Upon issuance of a Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent of the amount and terms thereof. Unless the Issuing Lender has notified, in its sole and absolute discretion, Borrower to the contrary not less than three (3) days prior to the date of any Request for Letter of Credit, a Request for Letter of Credit may be delivered to the Issuing Lender by facsimile by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Letter of Credit (conforming to the preceding sentence) in person to the Issuing Lender. The Issuing Lender shall incur no liability whatsoever hereunder in acting upon any Request for Letter of Credit received by facsimile purportedly made by a Responsible Official of Borrower, and Borrower hereby agrees to indemnify the Issuing Lender from any loss, cost, expense or liability as a result of so acting.

(c) Upon issuance of a Letter of Credit, each Lender shall be deemed to have purchased a pro rata participation in such Letter of Credit from the Issuing Lender in proportion to that Lender’s Pro Rata Share of the Revolving Facility. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed by Borrower for any payment required to be made by the Issuing Lender under any Letter of Credit, each Lender shall, pro rata according to its Pro Rata Share of the Revolving Facility, reimburse the Issuing Lender through the Administrative Agent promptly upon demand for the amount of such payment. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

(d) Borrower agrees to pay to the Issuing Lender through the Administrative Agent an amount equal to any payment made by the Issuing Lender with respect to each Letter of Credit within one (1) Banking Day after demand made by the Issuing Lender therefor, together with interest on such amount from the date of any payment made by the Issuing Lender at the rate applicable to Alternate Base Rate Revolving Advances for the period commencing on the date of any such payment and continuing through the first Banking Day following such demand and thereafter at the Default Rate. The principal amount of any such payment shall be used to reimburse the Issuing Lender for the payment made by it under the Letter of Credit. Each Lender that has reimbursed the Issuing Lender pursuant to Section 2.5(c) for its Pro Rata Share of any payment made by the Issuing Lender under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of the Issuing Lender against Borrower under this Section 2.5(d) and shall share, in accordance with that pro rata participation, in any payment made by Borrower with respect to such claim. Upon receipt of any such reimbursement from Borrower, the Issuing Lender shall pay to the Administrative Agent, for the ratable benefit of those Lenders that had reimbursed the Issuing Lender pursuant to Section 2.5(c) for their respective Pro Rata Shares of any payment made by the Issuing Lender under a Letter of Credit to which such reimbursement applies, the amount of such reimbursement.

(e) Borrower may, pursuant to a Request for Borrowing, request that Revolving Advances be made pursuant to Section 2.1(a) to provide funds for the payment required by Section 2.5(d), provided that, after giving effect to any such Revolving Advance, Borrower shall be in compliance with maximum Revolving Facility Usage as set forth in Section 2.1(a). The proceeds of such Revolving Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

(f) If Borrower fails to make the payment required by Section 2.5(d) within the time period therein set forth, in lieu of reimbursement to the Issuing Lender under Section 2.5(c) the Issuing Lender may (but is not required to), without notice to or the consent of Borrower, instruct the Administrative Agent to cause Revolving Advances to be made by the Lenders under the Revolving Facility in an aggregate amount equal to the amount paid by the Issuing Lender with respect to that Letter of Credit and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such Revolving Advances shall be paid to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

(g) The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects (other than as provided in Section 3.4) the same as the issuance of a new Letter of Credit.

(h) The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable, subject only to performance by the Issuing Lender of its obligations to Borrower under Section 5-108 of the UCC. Without limiting the foregoing, Borrower’s obligations shall not be affected by any of the following circumstances:

(i) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, with the written consent of Borrower executed by a Responsible Official of Borrower;

(iii) the existence of any claim, setoff, defense, or other rights that Borrower may have at any time against the Issuing Lender, the Administrative Agent or any Lender, any beneficiary of the Letter of Credit (or any Persons for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

(iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document reasonably appeared to comply with the terms of the Letter of Credit;

(v) payment by the Issuing Lender in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit;

(vi) the existence, character, quality, quantity, condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or for any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

(vii) the time, place, manner, order or contents of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

(viii) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

(ix) any failure or delay in notice of shipments or arrival of any Property;

(x) any error in the transmission of any message relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

(xi) any error, neglect or default of any correspondent of the Issuing Lender in connection with a Letter of Credit;

(xii) any consequence arising from acts of God, war, terrorism, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Lender; and

(xiii) so long as the Issuing Lender in good faith determines that the contract or document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit.

(xiv) The Issuing Lender shall be entitled to the protection accorded to the Administrative Agent pursuant to Section 10.6 (subject to the standards set forth therein), mutatis mutandis.

(i) The Uniform Customs and Practice for Documentary Credits, as published in its most current version by the International Chamber of Commerce, shall be deemed a part of this Section and shall apply to all Letters of Credit to the extent not inconsistent with applicable Law.

2.6 Termination or Reduction of the Commitments.

(a) Optional. Borrower may at any time or from time to time, upon not less than three (3) Banking Days’ prior written notice to the Administrative Agent, terminate in whole or reduce in part the Commitments under the Facility, provided that each partial reduction of the Commitments under the Facility shall be in an aggregate amount of $10,000,000 or an integral multiple of $5,000,000 in excess thereof.

(b) Mandatory. The Revolving Commitment shall be automatically and permanently reduced to zero on the Revolving Facility Maturity Date.

(c) Reduction Pro Rata; No Reinstatements. Each reduction of the Commitments under a Facility shall be applied to the respective Commitments of the relevant Lenders according to their respective Pro Rata Shares of the Facility. Commitments once terminated or reduced may not be reinstated.

2.7 Optional Increase to the Revolving Commitments.

(a) Provided that no Default or Event of Default then exists or would result therefrom, from time to time, Borrower may request in writing that the Revolving Facility be increased by increasing the then effective Revolving Commitments in an aggregate amount of not less than $25,000,000 per requested increase, and which amount does not result in the aggregate principal amount of the Revolving Commitments being greater than $175,000,000 minus the amount of any permanent reductions to the Revolving Commitments which have then occurred prior to the date of any such request pursuant to Section 2.6(a). Any request under this Section 2.7 shall be submitted by Borrower to the Lenders through the Administrative Agent not less than thirty (30) days prior to the proposed increase, specify the proposed effective date and amount of such increase and be accompanied by a Certificate signed by a Senior Officer of Borrower, stating that no Default or Event of Default exists as of the date of the request or will result from the requested increase. Borrower’s right under this Section 2.7 to increase the aggregate Revolving Commitments shall terminate and be of no further effect if not exercised prior to the fourth (4th) anniversary of the Closing Date. The consent of the Lenders shall not be required for an increase in the amount of the Commitments pursuant to this Section; accordingly, this Section 2.7 shall supersede any provisions in Section 3.10, or 11.2 to the contrary.

(b) The interest rates payable in connection with any such increased Revolving Commitments shall be determined by Borrower and the Lenders providing such increased Revolving Commitments at the time such increased Revolving Commitment is made; provided that if the interest rates payable in connection with the then-existing Revolving Commitments (including any prior increases in the Revolving Commitments pursuant to this Section 2.7) are less than then interest rates as agreed upon for the requested increase, the interest rates payable for the entire Revolving Facility shall be increased to the interest rates payable with respect to the increased Revolving Commitment made pursuant to this Section 2.7.

(c) Any increases in the Revolving Commitments made pursuant to this Section 2.7 shall be secured by the same Collateral as, and shall have the same guarantees of, the rest of the Revolving Facility.

(d) Each Lender may approve or reject a request to participate in an increase in the amount of the Commitments in its sole and absolute discretion and, absent an affirmative written response within ten (10) Banking Days after receipt of such request, shall be deemed to have rejected the request. The rejection of such a request by any number of Lenders shall not affect Borrower’s right to increase the Commitments pursuant to this Section 2.7.

(e) In responding to a request under this Section 2.7, each Lender that is willing to increase the amount of its Pro Rata Share of the increased Revolving Commitments shall specify the amount of the proposed increase which it is willing to assume. Each consenting Lender shall be entitled to participate ratably (based on its Pro Rata Share of the Revolving Commitments before such increase) in any resulting increase in the Revolving Commitments, subject to the right of the Administrative Agent to adjust allocations of the increased Revolving Commitments so as to result in the amounts of the Pro Rata Shares of the Lenders being in integral multiples of $100,000.

(f) If the aggregate principal amount offered to be assumed by the consenting Lenders is less than the amount requested, Borrower may (i) reject the proposed increase in its entirety, (ii) accept the offered amounts or (iii) designate new lenders who qualify as Eligible Assignees and which are reasonably acceptable to the Administrative Agent as additional Lenders hereunder in accordance with clause (f) of this Section 2.7 (each, a “New Lender”), which New Lenders may assume the amount of the increase in the Revolving Commitments that has not been assumed by the consenting Lenders.

(g) After completion of the foregoing, the Administrative Agent shall give written notification to the Lenders and any New Lenders of the increase to the Revolving Commitments which shall thereupon become effective and in connection with such notification the Administrative Agent will distribute to Borrower and the Lenders a revised Schedule 1.1A reflecting the then applicable Pro Rata Shares of the Lenders.

(h) Each New Lender shall become an additional party hereto as a Lender concurrently with the effectiveness of the proposed increase in the Revolving Commitments upon its execution of an instrument of joinder to this Agreement, which is in form and substance reasonably acceptable to the Administrative Agent and which, in any event, contains the representations, warranties, indemnities and other protections afforded to the Administrative Agent and the other Lenders which would be granted or made by an Eligible Assignee by means of the execution of an Assignment and Acceptance.

(i) Subject to the foregoing, any increase to the Commitments requested under this Section 2.7 shall be effective as of the date proposed by Borrower and shall be in the principal amount equal to (i) the amount which consenting Lenders are willing to assume as increases to their respective Revolving Commitments plus (ii) the amount offered by any New Lenders. Upon the effectiveness of any such increase, each Borrowing outstanding shall be refinanced with new Advances reflecting the adjusted Pro Rata Shares of the Lenders in the Revolving Facility if there is any change thereto and Borrower shall:

(i) issue replacement Revolving Notes to each affected Lender and new Revolving Notes to each New Lender (in each case, as may be requested by such Lender), and the percentage of Pro Rata Shares of each Lender will be adjusted to give effect to the increase in the Revolving Commitments;

(j) execute and deliver to the Administrative Agent such amendments to the Loan Documents as the Administrative Agent may reasonably request relating to such increase; and

(k) pay to the existing Lenders any breakage costs which are payable in connection with the refinancing of any Borrowings in the manner contemplated by Section 3.6.

2.8 Administrative Agent’s Right to Assume Funds Available for Advances. Unless the Administrative Agent shall have been notified by any Lender no later than 10:00 a.m., California time, on the Banking Day of the proposed funding by the Administrative Agent of any Borrowing, that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of the total amount of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitments or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.9 Collateral. The Obligations shall be secured by a first priority (subject to Liens permitted by Section 6.8) perfected Lien on the Collateral pursuant to the Collateral Documents.

2.10 Determination of Borrowing Base. Borrower acknowledges that:

(a) The Administrative Agent may, in its discretion, from time to time, upon five (5) days notice to the Borrower, (x) reduce the lending formula with respect to Eligible Receivables to the extent that the Administrative Agent determines that: (i) the dilution with respect of the Borrowing Base Parties’ accounts for any period has increased in any material respect or may be reasonably anticipated to increase in any material respect above the historical levels, or (ii) the general creditworthiness of account debtors or other obligors of the Borrowing Base Parties has declined.

(b) The Administrative Agent may conduct and/or obtain periodic appraisals of the Borrowing Base Parties’ inventory, at such intervals as the Administrative Agent may require, provided that other than with respect to an appraisal pursuant to Section 2.10(d) or upon the occurrence and during the continuance of an Event of Default, such appraisals shall not be conducted and/or obtained at the expense of Borrower; and the Administrative Agent may, in its discretion, from time to time, upon five (5) days notice to the Borrower, reduce the lending formula(s) with respect to Eligible Inventory to the extent that the Administrative Agent determines that: (i) the number of days of the turnover of the inventory of the Borrowing Base Parties for any period has changed in any material adverse respect, (ii) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, or (iii) the nature and quality of the inventory of the Borrowing Base Parties has deteriorated in any material respect or the mix of such inventory has changed materially. In determining whether to reduce the lending formula(s) pursuant to sub-section (a) and this sub-section (b), the Administrative Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts Receivable or Eligible Inventory, as applicable.

(c) The Administrative Agent may from time to time conduct or obtain, at Borrower’s expense, periodic audits or “field examinations” of the Borrowing Base Parties’ accounts, books and records, accounting systems and similar personal property, which shall not include or constitute inventory appraisals (which shall be subject to Sections 2.10(b) and (d)), provided that so long as no Event of Default shall have occurred and remain in effect, Borrower shall only be required to pay for one (1) such audit or field examination during any twelve month period (unless any such audit or field examination is required by governmental regulation).

(d) Notwithstanding Section 2.10(b), if at any time the aggregate amount of all outstanding Revolving Advances exceeds either (i) the Eligible Receivables Component plus the Eligible Inventory Component (calculated, for purposes of this Section 2.10(d), without including any work in process inventory in such amount) or (ii) 80% of the then-applicable aggregate Revolving Commitments, the Administrative Agent shall have the right in its discretion to require an additional appraisal of the Borrowing Base Parties’ inventory to be conducted at Borrower’s expense, and the results of such inventory appraisal shall be in form and substance satisfactory to the Administrative Agent.

2.11 Foreign Exchange. Subject to the terms and conditions of this Agreement, the Lenders, or any one or more of them, may from time to time enter into one or more Accepted Foreign Exchange Agreements with Borrower for the purchase and/or sale by Borrower in United States Dollars of various foreign currencies; provided that the maximum amount of all outstanding foreign exchange contracts entered into in connection with Accepted Foreign Exchange Agreements shall not at any time exceed an aggregate of $10,000,000 nor shall any such foreign exchange contract be executed for a term that extends beyond the applicable Maturity Date.

2.12 Swing Line.

(a) The Swing Line Lender shall from time to time from the Closing Date through the day prior to the Revolving Facility Maturity Date make Swing Line Advances to Borrower in such amounts as Borrower may request, provided that (i) after giving effect to any Swing Line Advance, Revolving Facility Usage does not exceed the Maximum Revolving Credit Amount, (ii) after giving effect to such Swing Line Advance, the Swing Line Outstandings do not exceed $15,000,000 and/or, (iii) without the consent of all of the Lenders, no Swing Line Advance may be made during the continuation of an Event of Default if written notice of such Event of Default shall have been provided to Swing Line Lender by the Administrative Agent or a Lender sufficiently in advance of the making of such Swing Line Advance. Borrower may borrow, repay and reborrow under this Section 2.12. Borrowings under the Swing Line may be made in amounts which are integral multiples of $500,000 (or the remaining availability under the Swing Line) upon telephonic request by a Responsible Official of Borrower made to the Administrative Agent not later than 2:00 p.m., California time, on the Banking Day of the requested borrowing (which telephonic request shall be promptly confirmed in writing by facsimile or electronic mail). Promptly after receipt of such a request for borrowing, the Administrative Agent shall provide telephonic verification to the Swing Line Lender that, after giving effect to such request, availability for Advances will exist under Section 2.1(a) (and such verification shall be promptly confirmed in writing by facsimile or electronic mail). Each repayment of a Swing Line Advance shall be in an amount which is an integral multiple of $100,000 (or the Swing Line Outstandings). Borrower shall notify the Swing Line Lender of its intention to make a repayment of a Swing Line Advance not later than 1:00 p.m. California time on the date of repayment. If Borrower instructs the Swing Line Lender to debit its demand deposit account at the Swing Line Lender in the amount of any payment with respect to a Swing Line Advance, or the Swing Line Lender otherwise receives repayment, after 3:00 p.m., California time, on a Banking Day, such payment shall be deemed received on the next Banking Day. The Swing Line Lender shall promptly notify the Administrative Agent of the Swing Line Outstandings each time there is a change therein.

(b) Swing Line Advances shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Alternate Base Rate Margin. Interest shall be payable on such dates, not more frequent than monthly, as may be specified by the Swing Line Lender and in any event on the Revolving Facility Maturity Date. The Swing Line Lender shall be responsible for invoicing Borrower for such interest. The interest payable on Swing Line Advances is solely for the account of the Swing Line Lender (subject to subsection (d) below).

(c) Subject to subsection (e) below, the principal amount of all Swing Line Advances shall be due and payable on the earlier of (i) the maturity date agreed to by the Swing Line Lender and Borrower with respect to such loan (which maturity date shall not be a date more than five (5) consecutive Banking Days from the date of advance thereof) or (ii) the Revolving Facility Maturity Date.

(d) Upon the making of a Swing Line Advance, each Lender shall be deemed to have purchased from the Swing Line Lender a participation therein in an amount equal to that Lender’s Pro Rata Share of the Revolving Facility times the amount of the Swing Line Advance. Upon demand made by the Swing Line Lender, each Lender shall, according to its Pro Rata Share of the Revolving Facility, promptly provide to the Swing Line Lender its purchase price therefor in an amount equal to its participation therein. The obligation of each Lender to so provide its purchase price to the Swing Line Lender shall be absolute and unconditional (except only demand made by the Swing Line Lender) and shall not be affected by the occurrence of a Default or Event of Default; provided that no Lender shall be obligated to purchase its Pro Rata Share of (i) Swing Line Advances to the extent that, after giving effect to such Swing Line Advance, Revolving Facility Usage exceeds the Maximum Revolving Credit Amount, (ii) Swing Line Advances to the extent that, after giving effect to such Swing Line Advance, Swing Line Outstandings exceed $15,000,000 and (iii) any Swing Line Advance made (absent the consent of all of the Lenders) during the continuation of an Event of Default if written notice of such Event of Default shall have been provided to Swing Line Lender by the Administrative Agent or a Lender sufficiently in advance of the making of such Swing Line Advance. Each Lender that has provided to the Swing Line Lender the purchase price due for its participation in Swing Line Advances shall thereupon acquire a pro rata participation, to the extent of such payment, in the claim of the Swing Line Lender against Borrower for principal and interest and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Lender paid the Swing Line Lender its purchase price) with respect to such claim.

(e) In the event that any Swing Line Advance remains outstanding for five (5) consecutive Banking Days, then on the next Banking Day (unless Borrower has made other arrangements acceptable to the Swing Line Lender to repay such Swing Line Advance, in full), Borrower shall request an Advance pursuant to Section 2.1(a) sufficient to repay the aggregate principal amount of such Swing Line Advance together with any and all accrued and unpaid interest with respect thereto. In addition, the Swing Line Lender may, at any time, in its sole discretion, by written notice to Borrower and the Lenders, demand payment of the Swing Line Advances by way of a Revolving Borrowing in the full amount or any portion of the Swing Line Outstandings. In each case, the Administrative Agent shall automatically provide the responsive Revolving Advances made by each Lender to the Swing Line Lender (which the Swing Line Lender shall then apply to the Swing Line Outstandings). In the event that Borrower fails to request a Revolving Borrowing within the time specified by Section 2.2 on any such date, the Administrative Agent may, but is not required to, without notice to or the consent of Borrower, cause Alternate Base Rate Revolving Advances to be made by the Lenders under the Revolving Facility in amounts which are sufficient to reduce the Swing Line Outstandings as required above. The proceeds of such Alternate Base Rate Revolving Advances shall be paid directly to the Swing Line Lender for application to the Swing Line Outstandings.

ARTICLE 3.

PAYMENTS AND FEES; DEFAULTING LENDERS

3.1 Principal and Interest.

(a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate to the fullest extent permitted by applicable Laws.

(b) Interest accrued on each Alternate Base Rate Advance shall be due and payable on each Monthly Payment Date. Except as otherwise provided in Section 3.7, the unpaid principal amount of any Alternate Base Rate Advance shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Alternate Base Rate Margin. Each change in the interest rate under this Section 3.1(b) due to a change in the Alternate Base Rate shall take effect simultaneously with the corresponding change in the Alternate Base Rate.

(c) Interest accrued on each LIBOR Rate Advance which is for a term of three months or less shall be due and payable on the last day of the related LIBOR Period. Interest accrued on each other LIBOR Rate Advance shall be due and payable on the date which is three months after the date such LIBOR Rate Advance was made (and, in the event that all of the Lenders have approved a LIBOR Period of longer than six months, every three months thereafter through the last day of the LIBOR Period) and on the last day of the related LIBOR Period. Except as otherwise provided in Section 3.7, the unpaid principal amount of any LIBOR Rate Advance shall bear interest at a rate per annum equal to the LIBOR Rate for that LIBOR Rate Advance plus the Applicable LIBOR Rate Margin.

(d) If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

(i) the amount, if any, by which the principal Indebtedness evidenced by the Revolving Notes at any time exceeds the Maximum Revolving Facility Amount shall be payable immediately; and

(ii) the principal Indebtedness evidenced by any series of Notes shall in any event be payable on the applicable Maturity Date for such series of Notes.

(e) The principal Indebtedness evidenced by the Notes shall be prepaid on or before the third Banking Day following the receipt by Borrower or any of its Subsidiaries of: (i) Net Cash Issuance Proceeds from the issuance of debt Securities (other than Indebtedness permitted under Section 6.3) and sale-leaseback transactions of Borrower or any of its Subsidiaries by an amount equal to 100% of the amount of such Net Cash Issuance Proceeds; (ii) Net Cash Issuance Proceeds from the issuance of equity Securities of Borrower or any of its Subsidiaries by an amount equal to 75% of the amount of such Net Cash Issuance Proceeds; or (iii) Net Cash Sales Proceeds from Dispositions Requiring Prepayment by an amount equal to 100% of the amount of such Net Cash Sales Proceeds. Any prepayment of the Notes under this Subsection shall be applied as follows: first, to principal outstanding under the Revolving Notes, and second, to any other Obligations then outstanding (including accrued and unpaid interest and fees) in such order and manner as the Requisite Lenders shall determine. So long as no Default or Event of Default shall have occurred and remain in effect, any prepayment under this Subsection which, if immediately applied to one or more series of Notes, would result in a prepayment of LIBOR Rate Advances on a day other than the last day of a LIBOR Period shall be deposited in the Designated Deposit Account, to be applied (and Borrower hereby authorizes such application) to such LIBOR Rate Advances on the last day of the applicable LIBOR Period.

(f) The principal Indebtedness evidenced by the Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this subsection, (i) any partial prepayment shall be not less than $500,000 and shall be an integral multiple of $250,000, (ii) each prepayment of principal on any LIBOR Rate Advance shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid and (iii) any payment or prepayment of all or any part of any LIBOR Rate Advance on a day other than the last day of the applicable LIBOR Period shall be subject to Section 3.6(e).

3.2 Unused Facility Commitment Fee. From the Closing Date through the Revolving Facility Maturity Date, Borrower shall pay to the Administrative Agent, for the ratable accounts of the applicable Lenders in accordance with their respective Pro Rata Shares, a commitment fee equal to the Applicable Commitment Fee Margin times the average daily amount by which the Maximum Revolving Facility Amount exceeds Revolving Facility Usage. The commitment fee shall be payable quarterly in arrears on each Quarterly Payment Date.

3.3 Upfront Fees; Agency Fee Etc. Borrower shall pay to the Lenders as of the Closing Date, through the Administrative Agent, the fees in the amounts set forth in the Commitment Letter. All such fees shall be fully earned when paid and shall be non-refundable.

3.4 Letter of Credit Fees. With respect to each Letter of Credit, Borrower shall pay the following fees:

(a) concurrently with the issuance of each Letter of Credit and on each Quarterly Payment Date thereafter so long as such Letter of Credit shall remain outstanding, to the Administrative Agent for the ratable accounts of the Lenders in accordance with their respective Pro Rata Shares of the Revolving Commitments, a letter of credit fee in an amount equal to the product of the Applicable Letter of Credit Fee Rate times the then outstanding undrawn amount of such Letter of Credit, for the period commencing on such payment date and ending on the next succeeding Quarterly Payment Date or for the remaining term of such Letter of Credit, whichever is shorter; provided, however, that the applicable letter of credit fee payable in connection with the original issuance of any Letter of Credit (and on each renewal/extension date thereof if such Letter of Credit is renewed or extended) shall be no less than $350; and

(b) concurrently with the issuance of each Letter of Credit (or, if applicable, concurrently with any renewal or extension of any Letter of Credit), to the Issuing Lender for its own account, an issuance fee equal to 1.25% per annum multiplied by the then outstanding undrawn amount of such Letter of Credit, for the term (or renewal or extended term, if applicable) of such Letter of Credit.

In addition to the foregoing, in connection with a Letter of Credit and activity relating thereto, Borrower also shall pay to the Issuing Lender, for the sole account of Issuing Lender, amendment, transfer, issuance, negotiation and such other fees as the Issuing Lender normally charges, in the amounts set forth from time to time as the Issuing Lender’s published scheduled fees for such services. Each of the fees payable with respect to Letters of Credit under this Section is earned when due and is nonrefundable.

3.5 Increased Commitment Costs. If any Lender shall determine in good faith that the introduction after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender (or its LIBOR Lending Office) or any corporation controlling such Lender, with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority not imposed as a result of such Lender’s or such corporation’s failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and such Lender’s desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within five (5) Banking Days after demand of such Lender, Borrower shall pay to such Lender, from time to time as specified in good faith by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, provided that Borrower shall not be obligated to pay any such amount which arose prior to the date which is 90 days preceding the date of such demand or is attributable to periods prior to the date which is 90 days preceding the date of such demand.

Each Lender’s determination of such amounts shall be conclusive in the absence of manifest error.

3.6 LIBOR Costs and Related Matters.

(a) In the event that any Governmental Agency imposes on any Lender any reserve or comparable requirement (including any emergency, supplemental or other reserve, but not including the Reserve Requirement) with respect to the Eurodollar Obligations of that Lender, Borrower shall pay that Lender within five (5) Banking Days after demand all amounts necessary to compensate such Lender (determined as though such Lender’s LIBOR Lending Office had funded 100% of its LIBOR Rate Advances in the Designated Eurodollar Market) in respect of the imposition of such reserve requirements (provided that Borrower shall not be obligated to pay any such amount which arose prior to the date which is 90 days preceding the date of such demand or is attributable to periods prior to the date which is 90 days preceding the date of such demand). Any Lender’s determination of such amount shall be conclusive in the absence of manifest error.

(b) If, after the date hereof, the existence or occurrence of any Special LIBOR Circumstance:

(i) shall subject any Lender or its LIBOR Lending Office to any tax, duty or other charge or cost with respect to any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Advances or its obligation to make LIBOR Rate Advances, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any LIBOR Rate Advance or any other amounts due under this Agreement in respect of any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Advances or its obligation to make LIBOR Rate Advances, excluding (A) taxes imposed on or measured in whole or in part by its overall net income by (1) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR Lending Office or (2) any jurisdiction (or political subdivision thereof) in which it is “doing business” and (B) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.21;

(ii) shall impose, modify or deem applicable any reserve not applicable or deemed applicable on the date hereof (including any reserve imposed by the Board of Governors of the Federal Reserve System, other than the Reserve Requirement, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its LIBOR Lending Office); or

(iii) shall impose on any Lender or its LIBOR Lending Office or the Designated Eurodollar Market any other condition affecting any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Advances, its obligation to make LIBOR Rate Advances or this Agreement, or shall otherwise affect any of the same;

and the result of any of the foregoing, as determined in good faith by such Lender, increases the cost to such Lender or its LIBOR Lending Office of making or maintaining any LIBOR Rate Advance or in respect of any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Advances or its obligation to make LIBOR Rate Advances or reduces the amount of any sum received or receivable by such Lender or its LIBOR Lending Office with respect to any LIBOR Rate Advance, any of its Notes evidencing LIBOR Rate Advances or its obligation to make LIBOR Rate Advances (assuming such Lender’s LIBOR Lending Office had funded 100% of its LIBOR Rate Advances in the Designated Eurodollar Market), then, such Lender shall use its commercially reasonable efforts to notify Borrower of the applicability of such additional cost on a going-forward basis (provided that failure of any Lender to so notify Borrower shall not affect any obligations of Borrower hereunder), and thereafter, within five (5) Banking Days after demand by such Lender, in reasonable detail with respect to such additional cost (with a copy to the Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender’s LIBOR Lending Office had funded 100% of its LIBOR Rate Advances in the Designated Eurodollar Market); provided that Borrower shall not be obligated to pay any such amount which arose prior to the date which is 90 days preceding the date of such demand or is attributable to periods prior to the date which is 90 days preceding the date of such demand. A statement of any Lender claiming compensation under this subsection shall be conclusive in the absence of manifest error.

(c) If, after the date hereof, the existence or occurrence of any Special LIBOR Circumstance shall, in the good faith opinion of any Lender, make it unlawful or impossible for such Lender or its LIBOR Lending Office to make, maintain or fund its portion of any Borrowing consisting of LIBOR Rate Advances, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the LIBOR Rate, then such Lender’s obligation to make LIBOR Rate Advances shall be suspended for the duration of such illegality or impossibility and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender’s affected LIBOR Rate Advances, together with accrued interest thereon, automatically shall be converted to Alternate Base Rate Advances on either (i) the last day of the LIBOR Period(s) applicable to such LIBOR Rate Advances if such Lender may lawfully continue to maintain and fund such LIBOR Rate Advances to such day(s) or (ii) immediately if such Lender may not lawfully continue to fund and maintain such LIBOR Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.6(e). Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will cause such Lender to notify Borrower as set forth in the first sentence of this Section, and agrees to designate a different LIBOR Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund any LIBOR Rate Advance, such Lender shall fund such LIBOR Rate Advance as an Alternate Base Rate Advance for the same period of time, and such amount shall be treated in all respects as an Alternate Base Rate Advance. In the event that any Lender’s obligation to make LIBOR Rate Advances has been suspended under this Section, such Lender shall promptly notify the Administrative Agent and Borrower of the cessation of the Special LIBOR Circumstance which gave rise to such suspension.

(d) If, with respect to any proposed Borrowing comprised of LIBOR Rate Advances:

(i) the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the Designated Eurodollar Market for the applicable LIBOR Period; or

(ii) the Requisite Lenders advise the Administrative Agent that the LIBOR Rate as determined by the Administrative Agent (A) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable LIBOR Period, or (B) will not adequately and fairly reflect the cost to such Lenders of making the applicable LIBOR Rate Advances;

then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future LIBOR Rate Advances shall be suspended.

(e) Upon payment or prepayment of any LIBOR Rate Advance (other than as the result of a conversion required under Section 3.6(c)) on a day other than the last day in the applicable LIBOR Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower (for a reason other than the breach by a Lender of its obligation pursuant to Section 2.1(a)) to borrow on the date or in the amount specified for a Borrowing comprised of LIBOR Rate Advances in any Request for Borrowing, Borrower shall pay to the appropriate Lender within five (5) Banking Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined as though 100% of the LIBOR Rate Advance had been funded in the Designated Eurodollar Market) equal to the sum of:

(1) $250; plus

(2) the amount, if any, by which (i) the additional interest would have accrued on the amount prepaid or not borrowed at the LIBOR Rate if that amount had remained or been outstanding through the last day of the applicable LIBOR Period exceeds (ii) the interest that such Lender could recover by placing such amount on deposit in the Designated Eurodollar Market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable LIBOR Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus

(3) all out-of-pocket expenses incurred by such Lender reasonably attributable to such payment, prepayment or failure to borrow.

Each Lender’s determination of the amount of any prepayment fee payable under this Section shall be conclusive in the absence of manifest error.

(f) Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to clause (a) or clause (b) of this Section, and agrees to designate a different LIBOR Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Any request for compensation by a Lender under this Section shall set forth the basis upon which it has been determined that such an amount is due from Borrower, a calculation of the amount due, and a certification that the corresponding costs have been incurred by such Lender.

3.7 Late Payments and Default Rate. If any Event of Default under Section 9.1(a) or Section 9.1(i) occurs, the principal amount of all outstanding Obligations shall thereafter, from the date such Event of Default occurred and continuing until such Event of Default has been cured or waived in accordance with this Agreement, without any required notice from Lenders or the Administrative Agent, bear interest at a fluctuating interest rate per annum at all times equal to the sum of the interest rate otherwise applicable thereto hereunder (or, if no interest rate is otherwise applicable thereto hereunder, the Alternate Base Rate) plus 4.00% (the “Default Rate”), to the fullest extent permitted by applicable Laws. While any other Event of Default exists or after acceleration, in each case at the option of the Requisite Lenders, or by the Administrative Agent at the direction of the Requisite Lenders, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the principal amount of all outstanding Obligations, at the Default Rate, to the fullest extent permitted by Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

3.8 Computation of Interest and Fees. Computation of interest and fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, except interest on Alternative Base Rate Advances under Section 3.1(b) shall be calculated on the basis of a year of 365 days or on the basis of a year of 366 days if such year is a leap year. Interest shall accrue on each Advance for the day on which the Advance is made; interest shall not accrue on an Advance, or any portion thereof, for the day on which the Advance or such portion is paid. Any Advance that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

3.9 Non Banking Days. If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day and the extension of time shall be reflected in computing interest and fees.

3.10 Manner and Treatment of Payments.

(a) Each payment hereunder (except payments pursuant to Sections 3.4, 3.5, 11.3, 11.11 and 11.21) or on the Notes or under any other Loan Document shall be made by Borrower to the Administrative Agent at the Administrative Agent’s Office, in immediately available funds not later than 11:00 a.m. California time, on the day of payment (which must be a Banking Day). All payments received after such time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Administrative Agent for the account of each Lender shall be immediately paid by the Administrative Agent to the applicable Lender in immediately available funds and, if such payment was received by the Administrative Agent by 11:00 a.m., California time, on a Banking Day and not so made available to the account of a Lender on that Banking Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

(b) Borrower hereby authorizes the Administrative Agent to debit the Designated Deposit Account of Borrower to effect any payment due to the Lenders or the Administrative Agent pursuant to this Agreement. Any resulting overdraft in the Designated Deposit Account shall be payable by Borrower to the Administrative Agent on the next following Banking Day.

(c) Each payment or prepayment on account of any Borrowing shall be applied pro rata according to the outstanding Advances made by each Lender comprising such Borrowing.

(d) Each Lender shall use commercially reasonable efforts to keep a record (in writing or by an electronic data entry system) of Advances made by it and payments received by it with respect to each of its Notes and, subject to Section 10.6(g), such record shall, as against Borrower, be presumptive evidence of the amounts owing absent manifest error. Notwithstanding the foregoing sentence, the failure by any Lender to keep such a record shall not affect Borrower’s obligation to pay the Obligations.

(e) Each payment of any amount payable by Borrower or any other Party to any Lender under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, excluding (i) taxes imposed on or measured in whole or in part by its overall net income and franchise taxes imposed in lieu of net income taxes by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is “doing business” and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.21, (all such non-excluded taxes, assessments or other charges being hereinafter referred to as “Taxes”). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, Borrower shall (1) make such deduction or withholding and pay the same to the relevant Governmental Agency and (2) pay such additional amount to that Lender as is necessary to result in that Lender’s receiving a net after-Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Taxes, that Lender shall promptly refund such excess to Borrower.

3.11 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.

3.12 Failure to Charge Not Subsequent Waiver. Any decision by the Administrative Agent or any Lender not to require payment of any interest (including interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent’s or such Lender’s right to require full payment of any interest (including interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

3.13 Administrative Agent’s Right to Assume Payments Will be Made. Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment (or otherwise cause sufficient funds to be available in the Designated Deposit Account for debit pursuant to Section 3.10(b)), the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment (or caused funds sufficient to make such payment to be available) when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date, an amount equal to such Lender’s share of such assumed payment. If Borrower has not in fact remitted such payment (or caused funds sufficient to make such payment to be available) to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

3.14 Fee Determination Detail. The Administrative Agent, and any Lender, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Administrative Agent and the Lenders, or that Lender, under Article 3 has been determined, concurrently with demand for such payment.

3.15 Survivability. All of Borrower’s obligations under Sections 3.5 and 3.6 shall survive for 90 days following the Termination Date, and Borrower shall remain obligated thereunder for all claims under such Sections made by any Lender to Borrower prior to the expiration of such 90 day period.

3.16 Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then (a) during any Defaulting Lender Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and such Defaulting Lender’s Commitments shall be excluded for purposes of determining “Requisite Lenders”(provided that the foregoing shall not permit an increase in such Lender’s Commitments or an extension of the maturity date of such Lender’s Advances or other Obligations without such Lender’s consent); (b) to the extent permitted by applicable law, until such time as the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero, any voluntary prepayment of the Advances shall, if Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Advances of other Lenders as if such Defaulting Lender had no Advances outstanding; (c) such Defaulting Lender’s Commitments and outstanding Advances shall be excluded for purposes of calculating any commitment fee payable to the Lenders pursuant to Section 3.2 or any Letter of Credit fee payable to the Lenders pursuant to Section 3.4 in respect of any day during any Defaulting Lender Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any such commitment fee payable pursuant to Section 3.2 or any such Letter of Credit fee payable pursuant to Section 3.4 in respect of such Defaulting Lender Period; (d) the utilization of the Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Advances of such Defaulting Lender; and (e) if so requested by the Issuing Bank at any time during the Defaulting Lender Period with respect to such Defaulting Lender, Borrower shall deliver to the Administrative Agent cash collateral in an amount equal to such Defaulting Lender’s Pro Rata Share of the Aggregate Effective Amount then outstanding (to be held by Administrative Agent as set forth in Section 10.13). No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 3.16, performance by Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section 3.16. The rights and remedies against a Defaulting Lender under this Section 3.16 are in addition to other rights and remedies which Borrower may have against such Defaulting Lender and which the Administrative Agent or any Lender may have against such Defaulting Lender.

3.17 Replacement of Lenders. Notwithstanding anything to the contrary contained in Section 11.2, Borrower may with respect to any Specified Lender:

(a) request one or more of the other Lenders to acquire and assume all of such Specified Lender’s Advances (including participations in the Aggregate Effective Amount and in Swing Line Advances) and Commitments, which Lender or Lenders shall have the right, but not the obligation, to so acquire and assume such Specified Lender’s Advances (including participations in the Aggregate Effective Amount and in Swing Line Advances) and Commitments pursuant to the procedures set forth in Section 11.8); or

(b) with the prior written consent of the Administrative Agent and, if such Specified Lender has any Advances, the Issuing Bank and Swing Line Lender (which consent shall not be unreasonably withheld or delayed), designate a replacement bank or financial institution that is an Eligible Assignee (a “Replacement Lender”), which Replacement Lender shall assume all of the Advances (including participations in the Aggregate Effective Amount and in Swing Line Advances) and Commitments of such Specified Lender pursuant to the procedures set forth in Section 11.8;

provided that Borrower may not require such Specified Lender to make any assignment and delegation, pursuant to the immediately preceding clauses (i) or (ii), as applicable, if (1) a Default or Event of Default then exists or (2) as a result of a change in circumstances involving such Lender or otherwise prior to the effectiveness of any such action, such Specified Lender is no longer a Specified Lender as a result of it no longer being a Defaulting Lender or an Impacted Lender.

Any assignment and delegation by a Specified Lender pursuant to this Section 3.17 shall be subject to Section 3.6 and to payment to such Specified Lender of the aggregate outstanding Advances and its L/C Exposure (including participations in the Aggregate Effective Amount and in Swing Line Advances) at the time owing to it, all accrued and unpaid interest thereon, all accrued and unpaid fees and all other amounts payable to it hereunder, which amounts shall be paid to such Specified Lender by, (A) in the case of a removal of such Specified Lender, Borrower, or (B) in the case of an assignment and delegation by such Specified Lender, the applicable assignee (to the extent of all such outstanding principal and accrued and unpaid interest and fees) and Borrower (to the extent of all such other amounts). Each Lender hereby grants to the Administrative Agent a power of attorney (which power of attorney, being coupled with an interest, is irrevocable) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in circumstances contemplated by this Section 3.17.

(c) Certain Rights as a Lender. Upon the prepayment of all amounts owing to any Specified Lender and the termination of such Lender’s Commitments pursuant to this Section 3.17, such Specified Lender shall no longer constitute a “Lender” for purposes hereof; provided that such Specified Lender shall continue to be entitled to the benefits of Sections 3.5, 3.6, 11.11 and 11.21 with respect to facts and circumstances occurring prior to the date on which all amounts owing to such Specified Lender were prepaid in full and the Commitments of such Specified Lender were terminated pursuant to this Section 3.17.

(d) Evidence of Replacement. Promptly following the replacement of any Specified Lender in accordance with this Section 3.17, the Administrative Agent shall distribute an amended Schedule 1.1A, which shall be deemed incorporated into this Agreement, to reflect changes in the identities of Lenders and adjustments of their respective Commitments or Pro Rata Shares, as applicable, resulting from any such removal or replacement.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

4.1 Existence and Qualification; Power; Compliance With Laws. Borrower is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Borrower, has all requisite power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations. The chief executive office of Borrower is located in Fontana, California. All outstanding capital stock of Borrower, is duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities or other Laws. Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply with Laws and other legal requirements applicable to its business, obtain authorizations, etc., file, register, qualify or obtain exemptions could not reasonably be expected to constitute a Material Adverse Effect.

4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by Borrower and the other Obligors of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate or company action, as applicable, and do not and will not:

(a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, member, security holder or creditor, as applicable, of such Party;

(b) Violate or conflict with any provision of such Party’s charter, articles of incorporation, bylaws, articles or certificate of organization, operating agreement, or other organizational documents, as applicable;

(c) Result in or require the creation or imposition of any Lien (other than pursuant to the Loan Documents) or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

(d) Violate any Requirement of Law applicable to such Party;

(e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected;

and such Party is not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

4.3 No Governmental Approvals Required. Except as previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower or any other Obligor of the Loan Documents to which it is a Party.

4.4 Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries. With respect to any Subsidiary formed or acquired after the Closing Date, Borrower shall be deemed to make the following representations and warranties:

(a) Unless otherwise indicated in a writing provided to the Administrative Agent substantially concurrently with the formation or acquisition of any Subsidiary (each a “Subsidiary Notice”), all of the outstanding shares of capital stock, all of the outstanding membership interests or all of the units of other equity interest, as the case may be, of each Subsidiary are owned of record and beneficially by Borrower, there are no outstanding options, warrants or other rights to purchase capital stock of, or membership interests or other equity interests in, any such Subsidiary, and all such shares or equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens, except for Permitted Encumbrances.

(b) Each Subsidiary is a legal entity of the type described in the applicable Subsidiary Notice, is duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and is in good standing as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its Properties.

(c) The chief executive office of any Subsidiary is the address specified in the Subsidiary Notice relating to such Subsidiary.

(d) Each Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect.

4.5 Financial Statements. Borrower has furnished to the Lenders (a) the financial statements of Borrower for the Fiscal Year ended December 31, 2009 audited by Borrower’s independent certified public accountants and (b) the unaudited balance sheet and statement of operations of Borrower for the Fiscal Quarters ended March 31, 2010 and June 30, 2010. The financial statements described in clause (a) fairly present in all material respects the financial condition, results of operations and changes in financial position, and the balance sheet and statement of operations described in clause (b) fairly present the financial condition and results of operations of Borrower, as of such dates and for such periods in conformity with GAAP.

4.6 No Other Liabilities; No Material Adverse Changes. Borrower does not have any material liability or material contingent liability required to be reflected or disclosed, and not reflected or disclosed, in the balance sheet described in Section 4.5(b), other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such balance sheet. As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since December 31, 2009.

4.7 Title to and Location of Property. Borrower has valid title to the Property reflected in the balance sheet described in Section 4.5(b), other than items of Property or exceptions to title which are (a) immaterial, (b) Property subsequently sold or disposed of in the ordinary course of business or as otherwise permitted hereunder or (c) to the extent title is affected thereby, are the subject of a Capital Lease Obligation. Such Property is free and clear of all Liens and Rights of Others, other than Liens or Rights of Others described in Schedule 4.7A and Permitted Encumbrances, other encumbrances permitted pursuant to Section 6.8, and Permitted Rights of Others. All Property of Borrower is located at one of the locations described in Schedule 4.7B, which schedule sets forth (a) all office, warehouse and manufacturing and other space of Borrower where any Property of Borrower is located and (b) all deposit (whether a demand, time, savings, passbook or similar account) and investment accounts of Borrower, identifying such account by account number, type, location of depositary institution and applicable owner thereof.

4.8 Intangible Assets. Borrower owns, or possesses the right to use to the extent necessary in its business, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of its business as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person. Except as described in Schedule 4.8, in the enforcement of its rights as a secured creditor, the Administrative Agent (or any applicable Lender) will not be required to own or otherwise possess the right to use any patent, trademark or other intellectual property, or any license to use the same, in order to sell any inventory of Borrower after the occurrence of an Event of Default. Schedule 4.8 sets forth all patents, patent applications, trademarks, trade names and trade styles used by Borrower at any time within the five (5) year period ending on the Closing Date.

4.9 Public Utility Holding Company Act. None of Borrower or any of the other Obligors is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

4.10 Litigation. Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Borrower or any of its Subsidiaries of less than $500,000 (c) matters of an administrative nature not involving a claim or charge against Borrower or any Subsidiary of Borrower and (d) matters set forth in Schedule 4.10, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency. None of Borrower, its Subsidiaries, or, to the best knowledge of Borrower, any executive officer of any such Persons has been indicted or convicted in connection with or is engaging in any criminal conduct which constitutes a felony, or is currently subject to any lawsuit or proceeding or, to the best of Borrower’s knowledge, under investigation in connection with any anti-racketeering or criminal conduct or activity which constitutes a felony.

4.11 Binding Obligations. Each of the Loan Documents to which Borrower and any of the other Obligors is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

4.12 No Default. No event has occurred and is continuing that is a Default or Event of Default. Neither Borrower nor any of its Subsidiaries is in default on any obligation for borrowed money in a principal amount exceeding $500,000, any purchase money obligation in a principal amount exceeding $500,000 or any other material lease, commitment, contract, instrument or obligation involving a stated or claimed amount in excess of $500,000.

4.13 ERISA. Borrower and its Subsidiaries are in compliance in all material respects with all applicable provisions of ERISA; neither Borrower nor any of its Subsidiaries have violated any provision of any defined benefit plan (as defined in Section 3(35) of ERISA) maintained or contributed to by Borrower or its Subsidiaries; no ERISA Event has occurred or is reasonably expected to occur, and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

4.14 Regulation U; Investment Company Act. No part of the proceeds of any Advance hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulation U. Neither Borrower nor any of the other Obligors is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.15 Disclosure. No written statement made by a Senior Officer of Borrower or any other Obligor to the Administrative Agent or any Lender pursuant to this Agreement, or in connection with any Advance, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

4.16 Tax Liability. Borrower and the other Obligors have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material Property of Borrower or any Subsidiary is at impending risk of being seized, levied upon or forfeited.

4.17 Hazardous Materials. Except as described in Schedule 4.17, (a) neither Borrower nor any of the other Obligors at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Real Property in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) no condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that would not individually or in the aggregate constitute a Material Adverse Effect, (c) no Real Property or any portion thereof is or has been utilized by any Borrower or any Subsidiary as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower or any Subsidiary on any Real Property, or transported to or from such Real Property by Borrower, or any Subsidiary, such use, generation, storage and transportation are in compliance in all material respects with all Hazardous Materials Laws.

4.18 Security Interests. Upon execution and delivery of the Security Agreement, the Security Agreement will create a valid security interest in the Collateral described therein securing the Obligations (subject only to Permitted Encumbrances, Permitted Rights of Others and other matters permitted by Section 6.8 and to such qualifications and exceptions as are contained in the UCC with respect to the priority of security interests perfected by means other than the filing of a financing statement or with respect to the creation of security interests in Property to which Division 9 of the UCC does not apply) and all actions necessary to perfect the security interests so created have been taken and completed. Upon the execution and delivery of any control account agreement by the depositary institution party thereto and Borrower or any applicable Subsidiary, such control account agreement will create a valid security interest in the Collateral described therein (subject only to Liens permitted by the terms of such control account agreement and Liens permitted by Section 6.8) securing the Obligations and all actions necessary to perfect the security interests so created have been, or will have been, as the case may be, taken and completed.

4.19 Employee Matters. There is no strike, work stoppage or labor dispute with any union or group of employees pending or, to the best knowledge of Borrower overtly threatened involving Borrower or any Subsidiary that would constitute a Material Adverse Effect.

4.20 Fiscal Year. Borrower and its Subsidiaries each operate on a fiscal year ending on December 31.

4.21 Solvency. After giving effect to this Agreement and the other Loan Documents (including after giving effect to Advances under this Agreement as of the Closing Date), Borrower shall be Solvent.

4.22 Foreign Asset Control Regulations.

(a) No use of the proceeds of any Advance will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) None of Borrower or any of its Affiliates (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person. Borrower and each of its Affiliates are in compliance, in all material respects, with the Patriot Act.

(c) No part of the proceeds from any Advance hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.23 Projections. The projections of the annual operating budgets, balance sheets and cash flow statements of Borrower and its Subsidiaries on a consolidated basis, copies of which have been delivered to each Lender, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such projections. To the knowledge of Borrower or any of its Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any such projections. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of Borrower and its Subsidiaries of the results of operations and other information projected therein.

ARTICLE 5.

AFFIRMATIVE COVENANTS

(OTHER THAN INFORMATION AND REPORTING REQUIREMENTS)

So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of any of the Commitments remains in force, Borrower shall, and shall cause each of the Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents:

5.1 Payment of Obligations. Punctually pay all principal, interest, fees or other Obligations due under any of the Loan Documents at the times and place and in the manner specified therein, and Borrower shall, immediately upon demand by the Administrative Agent, pay the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

5.2 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, except that Borrower and its Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax so long as no material Property of Borrower or any Subsidiary thereof is at impending risk of being seized, levied upon or forfeited.

5.3 Preservation of Existence. Preserve and maintain their respective existences (except as permitted by Section 6.3) in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

5.4 Maintenance of Properties. Maintain, preserve and protect all of their respective Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except (i) that the failure to maintain, preserve and protect a particular item of Property that is at the end of its useful life or that is not of significant value, either intrinsically or to the operations of Borrower or any of its Subsidiaries, shall not constitute a violation of this covenant, and (ii) this covenant shall not be construed to prohibit any Disposition otherwise permitted pursuant to Section 6.4.

5.5 Maintenance of Insurance.

(a) Maintain insurance on all insurable tangible Property against fire, casualty and such other hazards (including extended coverage and workmen’s compensation) in such amounts, with such deductibles and with such insurers (rated “A” or better by “A.M. Best’s Insurance Reports”) as are customarily used by companies operating in the same industry as Borrower and its Subsidiaries and acceptable to the Administrative Agent. No coverage for earthquake or flood shall be required unless required by applicable Laws; provided that if Borrower or any Subsidiary obtain such coverage, the Administrative Agent shall be an additional insured with respect to the Collateral. Prior to the Closing Date, Borrower shall furnish the Administrative Agent with a schedule of all such insurance prepared by their insurance broker, and certificates of insurance with respect thereto (including the text of the lender’s loss payable clause in favor of the Administrative Agent required below), or such other evidence of insurance as the Administrative Agent may require. Within five (5) Banking Days of written request therefor, Borrower shall furnish to Administrative Agent or any Lender copies of each policy of insurance so requested. In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, the Administrative Agent may do so for Borrower but Borrower shall continue to be liable for the same. All casualty insurance policies shall contain standard lender’s loss payable clauses issued in favor of the Administrative Agent (on behalf of the Lenders) indicating that the Administrative Agent is sole lender loss payee with respect to the Collateral, under which all losses thereunder shall be paid to the Administrative Agent (on behalf of the Lenders) as the Administrative Agent’s interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to the Administrative Agent and shall insure the Administrative Agent notwithstanding the act or neglect of Borrower or any of its Subsidiaries. Borrower hereby appoints the Administrative Agent as its attorney-in-fact, exercisable at the Administrative Agent’s option only during the occurrence and continuance of a Default or an Event of Default, and only to the extent the Obligations are outstanding, to endorse any check which may be payable to Borrower with respect to the Collateral and to file proofs of loss with respect to any insurance claims regarding the Collateral, in order to collect the proceeds of such insurance and any amount or amounts collected by the Administrative Agent pursuant to the provisions of this paragraph may be applied by the Administrative Agent to the Obligations. Borrower further covenants that all insurance premiums due and owing under its current casualty policies have been paid. Borrower also agrees to notify the Administrative Agent, promptly, upon any receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

(b) Maintain, and deliver to the Administrative Agent upon the Administrative Agent’s request evidence of, public liability, products liability and business interruption insurance in such amounts as are reasonably acceptable to the Administrative Agent, but in any event not more than are customary for companies in the same or similar businesses located in the same or similar area. The Administrative Agent (on behalf of the Lenders) shall be named as additional insured with respect to all such liability insurance. The foregoing insurance shall be obtained from such insurers (rated “A” or better by “A.M. Best’s Insurance Reports”) as are customarily used by companies operating in the same industry as Borrower and its Subsidiaries and reasonably acceptable to the Administrative Agent.

5.6 Compliance With Laws. Comply with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect.

5.7 Inspection of Books and Records. The Administrative Agent or any Lender (or any authorized employee, agent or representative of any of the foregoing) shall have the right to conduct an inspection of the books and records of Borrower and its Subsidiaries as described and on the terms set forth in this Section 5.7. Such inspection shall not include an inventory appraisal, which is subject to Sections 2.10(b) and (d), or a field examination or audit, which is subject to Section 2.10(c). The Administrative Agent or any Lender (or any authorized employee, agent or representative of any of the foregoing) may examine, audit and make copies and abstracts from the records and books of account of (including any software or CD ROM programs relating thereto), and to visit and inspect the Properties of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers, key employees or accountants and, upon request, furnish promptly to the Administrative Agent or any Lender true copies of all financial information made available to the board of directors or audit committee of the board of directors of Borrower. If any of the Properties, books or records of Borrower or any of its Subsidiaries are in the possession of a third party, Borrower authorizes that third party to permit the Administrative Agent or any Lender or any agents thereof to have access to perform inspections or audits and to respond to the Administrative Agent’s or any Lender’s request for information concerning such Properties, books and records. Notwithstanding the foregoing, unless an Event of Default has occurred and remains in effect or if the Administrative Agent has reason to believe that a Default or Event of Default then exists, (a) no more than two (2) such inspections of books and records shall be conducted in any twelve month period; (b) Borrower shall pay the expenses for one (1) such inspection pursuant to this Section 5.7 in any twelve month period and (c) the Administrative Agent or such Lender shall give reasonable notice to Borrower of such inspection, and such inspection shall be conducted during regular business hours (but not so as to materially interfere with the business of Borrower or any of its Subsidiaries).

5.8 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower and its Subsidiaries.

5.9 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate proceedings.

5.10 Use of Proceeds. Use the proceeds of the Revolving Advances (a) for the issuance of Letters of Credit, (b) to refinance existing Indebtedness of Borrower and to pay fees commissions and expenses incurred in connection with the Loan Documents and such refinance and (c) to provide for the working capital and general corporate purpose needs of Borrower and its Subsidiaries.

5.11 Hazardous Materials Laws. Keep and maintain all Real Property and each portion thereof in compliance in all material respects with all applicable Hazardous Materials Laws and promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower or any Subsidiary relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of Borrower of any material occurrence or condition on any real property adjoining or in the vicinity of such Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

5.12 Financial Condition. Maintain Borrower’s financial condition as follows, with compliance determined each Fiscal Quarter:

(a) Tangible Net Worth. Borrower shall maintain Tangible Net Worth at all times of not less than the sum of (i) $250,000,000, plus (ii) 25% of Net Income in each Fiscal Year (commencing with the Fiscal Year ending December 31, 2010) (with no deduction for any negative Net Income (whether arising as a result of a net loss or otherwise) in any such Fiscal Year), such increase in respect of each such Fiscal Year to be effective as of the first day of the immediately succeeding Fiscal Year; plus (iii) 100% of the aggregate Net Cash Issuance Proceeds from, and the fair market value of non-cash property received in connection with, the issuance of any equity Securities issued by Borrower or any of its Subsidiaries after the Closing Date.

(b) Interest Coverage Ratio. Borrower shall maintain an Interest Coverage Ratio, as of the last day of any Fiscal Quarter, of not less than 2.00 to 1.00 for any quarter during which the lesser of (i) the applicable Borrowing Base and (ii) the Revolving Commitments for any month exceeds for such month the average ending daily balance of the sum of (A) Revolving Facility Usage and (B) the Aggregate Effective Amount by less than $20,000,000.

5.13 Additional Security Documentation. Cause such documents and instruments as may be reasonably requested by the Administrative Agent from time to time to be executed and delivered and do such further acts and things as reasonably may be required in order for the Administrative Agent to obtain a fully perfected first priority Lien on all Collateral.

5.14 Intentionally Omitted.

5.15 Landlord Waivers and Consents; Bailment Letters. Deliver to the Administrative Agent a landlord waiver/consent, bailment letter, or other appropriate waiver/consent, or bailment letter in form and substance reasonably satisfactory to the Administrative Agent from the owner/lessor of any premises not owned by Borrower or any Subsidiary or any processor at which any of the Collateral is now or hereafter located for the purpose of perfecting the Administrative Agent’s (on behalf of Lenders) Liens as first priority Liens in, and of providing access to, such Collateral, each in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding the above, if, after using commercially reasonable efforts, Borrower is unable to provide a landlord consent or bailment letter to the Administrative Agent with respect to any applicable Real Property or processor, as the case may be, the Administrative Agent shall have the right, but not the obligation, at Borrower’s reasonable cost and expense, to attempt to obtain such landlord consent or bailment letter from the applicable party and Borrower shall cooperate with the Administrative Agent in connection with any such attempt to obtain such landlord consent or bailment letter. If the Administrative Agent elects to attempt to obtain a landlord consent or bailment letter, Borrower shall be entitled to participate in any negotiations or other discussions between the Administrative Agent and the applicable landlord or processor, as the case may be, and, if the Administrative Agent (or its counsel) intends to deliver any written document (including correspondence and draft landlord consents or bailment letters) to any applicable landlord or processor, the Administrative Agent shall provide Borrower a reasonable opportunity to review and comment on such written document prior to the delivery thereof to the applicable landlord or processor. Notwithstanding the foregoing, the Administrative Agent shall not have the right to commence an action (or bring suit) against any landlord for delivery of a landlord consent without the consent of Borrower. As used in this Section 5.15, “commercially reasonable efforts” shall not require Borrower to commence suit against or pay any material sum or to deliver any other material consideration to any landlord or processor refusing to provide an acceptable landlord consent.

5.16 Operating Accounts. Cause all payments on or cash proceeds of Receivables to be made to and deposited in only the Designated Deposit Account and at all times ensure that immediately upon the receipt of any funds constituting cash proceeds of any Collateral, all such amounts shall have been deposited in the Designated Deposit Account. Borrower hereby agrees that all amounts received by the Administrative Agent in the Designated Deposit Account will be held as Collateral for the Obligations. Borrower shall have the right to withdraw and make use of all cash Collateral deposited in the Designated Deposit Account until such time as the Administrative Agent has given notice of the occurrence and continuation of a Default or Event of Default.

5.17 Terrorism Sanction Regulations. Borrower hereby covenants that it will not, and will not permit any of its Affiliates to, (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Asset Control or in Section 1 of the Anti-Terrorism Order or (b) engage in any dealings or transactions with any such Person.

ARTICLE 6.

NEGATIVE COVENANTS

So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of any of the Commitments remains in force, Borrower shall not, and shall not permit any of its Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders or, if required by Section 11.2, all of the Lenders) otherwise consents:

6.1 Payment of Indebtedness. Prepay any principal or interest on any such Indebtedness prior to the date when due, or make any payment or deposit with any Person that has the effect of providing for the satisfaction of any such Indebtedness prior to the date when due, except (a) Indebtedness to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, (b) the refinancing of the Existing Indebtedness, so long as the such refinanced Existing Indebtedness is unsecured, the principal amount of such refinanced Existing Indebtedness shall not exceed the principal amount of such Existing Indebtedness immediately prior to such refinancing, and the terms of such refinanced Existing Indebtedness are substantially and materially consistent with the terms of the existing Indebtedness being refinanced, or other terms that are not adverse to Borrower, the Administrative Agent or any Lender and (c) Indebtedness to other Persons the prepayment of which is approved in advance by the Requisite Lenders in writing.

6.2 [Intentionally Omitted].

6.3 Other Indebtedness. Create, incur, assume or permit to exist any Indebtedness, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except the following:

(a) Indebtedness arising under the Loan Documents;

(b) Indebtedness existing on the Closing Date and disclosed on Schedule 6.3;

(c) Indebtedness consisting of Capital Lease Obligations, or otherwise incurred to finance the purchase of capital assets (i.e., purchase money Indebtedness, which shall be deemed to exist if the Indebtedness is incurred at or within 90 days before or after the purchase of the capital asset), or to refinance any such Indebtedness, provided that the aggregate principal amount of such Indebtedness does not exceed $25,000,000 at any time outstanding;

(d) Other unsecured Indebtedness not otherwise permitted under this Section 6.3, provided that the amount of such unsecured indebtedness outstanding at any time does not exceed $50,000,000, less the sum of (i) the aggregate amount outstanding under Section 6.3(c) plus (ii) the aggregate amount outstanding under the BOTM Loan Agreement;

(e) Indebtedness consisting of net obligations under Interest Rate Protection Agreements, Commodity Hedge Agreements and Foreign Exchange Agreements provided that the obligations of Borrower under any such Interest Rate Protection Agreement, Commodity Hedge Agreements or Foreign Exchange Agreement that is not an Accepted Interest Rate Protection Agreement, an Accepted Commodity Hedge Agreement or an Accepted Foreign Exchange Agreement, as the case may be, shall be unsecured, and provided further that the aggregate principal amount of all Indebtedness under this clause (e) does not exceed $25,000,000 at any time outstanding;

(f) Borrower may become and remain liable with respect to Indebtedness to any of its Subsidiaries that are Obligors (and which have complied with Section 5.14), and any Subsidiary of Borrower (that is an Obligor and has complied with Section 5.14) may become and remain liable with respect to Indebtedness to Borrower or any other Subsidiary of Borrower (that is an Obligor and has complied with Section 5.14); provided, (i) all such Indebtedness under this subclause (b) shall be (x) evidenced by promissory notes and (y) unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (ii) any payment by any such Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Borrower or to any of its Subsidiaries for whose benefit such payment is made;

(g) Indebtedness of Borrower and its Subsidiaries arising in respect of netting services or overdraft protections with deposit accounts; provided, that such Indebtedness is extinguished within three (3) Banking Days of its incurrence;

(h) guaranties by Borrower of Indebtedness of a Subsidiary that is an Obligor and has complied with Section 5.14 or guaranties by a Subsidiary of Borrower of Indebtedness of Borrower or a Subsidiary that is an Obligor and has complied with Section 5.14 with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.3; and

(i) the Existing Indebtedness, and any refinanced Existing Indebtedness that is permitted by this Agreement.

6.4 Merger, Consolidation, Transfer of Assets. Merge into or consolidate with any other entity; acquire all or substantially all of the assets of any other entity, or sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s or its Subsidiaries’ assets other than sales of inventory and Dispositions of Obsolete Assets in the ordinary course of business.

6.5 Guaranties. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower or any of its Subsidiaries as security for, any liabilities or obligations of any other Person, except (a) guaranties existing as of the Closing Date identified on Schedule 6.5, (b) guaranties permitted under Section 6.3(i) and (c) any of the foregoing in favor of the Administrative Agent (on behalf of the Lenders).

6.6 Loans, Advances, Investments. Make any loans or advances to or Investments in any Person, or make any Acquisitions, except (a) Investments in Cash and Cash Equivalents, (b) Permitted Acquisitions; (c) loans, advances and Investments existing as of the Closing Date, and which are disclosed on Schedule 6.6, (d) Investments of Borrower in any Subsidiary that is an Obligor and has complied with Section 5.14 and Investments of any Subsidiary in Borrower or in another Subsidiary that is an Obligor and has complied with Section 5.14, (e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss, (f) Permitted Investments and (g) other Investments made when no Default or Event of Default has occurred and remains continuing in an aggregate amount not to exceed $250,000 at any one time outstanding.

6.7 Distributions. Declare or pay or make any form of Distribution, whether from capital, income or otherwise, and whether in Cash or other Property, except:

(a) Distributions by any Subsidiary to (i) Borrower or (ii) any wholly owned Subsidiary of Borrower; and

(b) Distributions by Borrower to its stockholders provided that no Default or Event of Default then exists or would result therefrom and that the daily average Liquidity for the thirty (30) day period prior to such Distribution and the thirty (30) day period after giving effect to such Distribution would be at least $20,000,000 in each case.

6.8 Pledge of Assets. Mortgage, pledge, grant or permit to exist a Lien upon all or any portion of Borrower’s or any of its Subsidiaries’ assets now owned or hereafter acquired, except (a) Liens under the Loan Documents, (b) Liens existing as of the Closing Date and which are disclosed on Schedule 4.7A, (c) Permitted Encumbrances or (d) Liens to secure Capital Lease Obligations or purchase money liens in assets or equipment acquired by Borrower with Indebtedness permitted pursuant to Section 6.3(c).

6.9 Hostile Tender Offers. Make any offer to purchase or acquire, or consummate a purchase or acquisition of, five percent (5%) or more of the voting interest in any corporation or other business entity if the board of directors or management of such corporation or business entity has notified Borrower or any of its Subsidiaries that it opposes such offer or purchase and such notice has not been withdrawn or superseded.

6.10 ERISA. (a) At any time, permit any Plan to: (i) engage in any non exempt “prohibited transaction” (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws; (iii) incur any funding deficiency under the Pension Funding Rules; or (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in liability to Borrower or its Subsidiaries; (b) at any time, withdraw, or permit any ERISA Affiliate to withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in liability to Borrower or its Subsidiaries; or (c) at any time, engage in any transaction or take any action, or permit of any of its ERISA Affiliates to engage in any transaction or take any action, if as a result an ERISA Event would occur and such ERISA Event could reasonably be expected to result liability to Borrower or its Subsidiaries.

6.11 Change in Nature of Business. Make any change in the nature of the business of Borrower and its Subsidiaries, taken as a whole, as at present conducted.

6.12 Change of Fiscal Periods. Change its Fiscal Year or any other fiscal period with respect to which it reports financial results hereunder or otherwise.

6.13 [Intentionally Omitted].

6.14 Sale-Leasebacks. Enter into any arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by Borrower or any of its Subsidiaries of real or personal Property which has been or is to be sold or transferred by Borrower or any Subsidiary to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or rental obligation of Borrower or any of its Subsidiaries.

6.15 Transactions With Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower, other than (a) salary, bonus, fees, employee stock option and other compensation arrangements (including customary indemnities) with directors or officers of Borrower in the ordinary course of business and (b) transactions on overall terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power.

6.16 Future Subsidiaries. Form or acquire any Subsidiary other than a Surplus Real Property Subsidiary unless such formation or acquisition is approved in advance by the Requisite Lenders in writing.

ARTICLE 7.

INFORMATION AND REPORTING REQUIREMENTS

7.1 Financial and Business Information. So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of any of the Commitments remains in force, Borrower shall, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents, at Borrower’s sole expense, deliver to the Administrative Agent for distribution by it to the Lenders, a sufficient number of copies for all of the Lenders of the following:

(a) As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter, the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statements of income, retained earnings and cash flows for such Fiscal Quarter, and the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall be certified by a Financial Officer of Borrower as fairly presenting the financial condition, and results of operations of Borrower and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments.

(b) As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, the audited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the audited consolidated statements of income, retained earnings, stockholders’ equity and cash flows for such Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated financial statements shall be accompanied by a report of independent public accountants of recognized national standing selected by Borrower and reasonably satisfactory to the Requisite Lenders (provided that Ernst & Young, LLP is satisfactory to the Requisite Lenders), which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions, and which report shall specifically disclose any changes discovered by such accountants in Borrower’s process of management of accounts. Such accountants’ report shall be accompanied by a certificate stating that such accountants have reviewed Borrower’s financial calculations as at the end of such Fiscal Year (which shall accompany such certificate) under Sections 5.12 and 6.2, have read such Sections (including the definitions of all defined terms used therein) and that nothing has come to the attention of such accountants in the course of such examination that would cause them to believe that the same were not calculated by Borrower in the manner prescribed by this Agreement. In addition, Borrower shall deliver to the Administrative Agent a copy of any “management letter” prepared by such accountants in conjunction with preparation of the foregoing report.

(c) No later than thirty (30) days prior to the conclusion of each Fiscal Year, a budget and projection by calendar month for the upcoming Fiscal Year, including projected balance sheets, statements of operations and statements of cash flow, in a format reasonably satisfactory to the Administrative Agent.

(d) As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter, a Compliance Certificate setting forth a calculation of the Leverage Ratio as of the last day of such Fiscal Quarter, and providing reasonable detail as to the calculation thereof, which calculations in the case of the fourth Fiscal Quarter in any Fiscal Year shall be based on the preliminary unaudited financial statements of Borrower for such Fiscal Quarter, and as soon as practicable thereafter, in the event of any material variance in the actual calculation of the Leverage Ratio from such preliminary calculation, a revised Compliance Certificate setting forth the actual calculation thereof;

(e) As soon as practicable, and in any event within ten (10) days after and as of the end of each month, a Borrowing Base Certificate;

(f) As soon as practicable, and in any event within ten (10) days after and as of the end of each month, the monthly aging of Borrower’s accounts receivable together with a list of all account debtors by name, a list of accounts payable, a summary of Borrower’s inventory as of the end of the prior month, all in detail reasonably satisfactory to Administrative Agent;

(g) [Intentionally omitted];

(h) Promptly after reasonable request (in writing) by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted, in writing, to Borrower by independent accountants in connection with the accounts or books of Borrower, or any of its Subsidiaries, or any audit of any of them;

(i) Promptly after reasonable request (in writing) by the Administrative Agent or any Lender, copies of any report or document that was filed by Borrower with any Governmental Agency;

(j) Promptly upon a Senior Officer of Borrower becoming aware, and in any event within five (5) Banking Days after becoming aware, of the occurrence of any (i) ERISA Event; or (ii) non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower or its ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service or the PBGC with respect thereto;

(k) Promptly upon a Senior Officer of Borrower becoming aware, and in any event within five (5) Banking Days after becoming aware, of any termination or cancellation of any insurance policy which Borrower or any of its Subsidiaries is required to maintain (other than any policy that has been replaced by another insurance policy that satisfies such requirements (including delivery of required endorsements to the Administrative Agent)), or any material uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s or any of its Subsidiaries’ Property.

(l) As soon as practicable, and in any event within two (2) Banking Days after a Senior Officer of Borrower becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower is taking or proposes to take with respect thereto;

(m) Promptly upon a Senior Officer of Borrower becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower or any Guarantor that is $5,000,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a credit agreement involving Indebtedness of $5,000,000 or more or any lessor under a lease involving aggregate rent of $5,000,000 or more has asserted in writing a default thereunder on the part of Borrower or any Guarantor or, (iii) any Person has commenced a legal proceeding with respect to a claim against Borrower or any Guarantor under a contract that is not a credit agreement or material lease with respect to a claim of in excess of $5,000,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, a written notice describing the pertinent facts relating thereto and what action Borrower or such Guarantor is taking or proposes to take with respect thereto;

(n) Promptly upon the formation or acquisition of any Subsidiary, a Subsidiary Notice; and

(o) Such other data and information as from time to time may be reasonably requested by the Administrative Agent or the Requisite Lenders.

7.2 Compliance Certificates. So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of any of the Commitments remain outstanding, Borrower shall, at Borrower’s sole expense, deliver to the Administrative Agent for distribution by it to the Lenders concurrently with the financial statements required pursuant to Sections 7.1(a) and 7.1(b), a Compliance Certificate signed by a Senior Officer of Borrower, and, together with the Compliance Certificates delivered for the Fiscal Quarters ending June 30 and December 31 of each Fiscal Year, a schedule of account debtors of Borrower including each account debtor’s name, address, telephone number and the dollar amount of accounts owed by such account debtor as of the date of such Compliance Certificate.

ARTICLE 8.

CONDITIONS

8.1 Closing Date. The obligation of each Lender as of the Closing Date to make the initial Advance to be made by it, and the obligation of the Issuing Lender to issue the initial Letter of Credit (as applicable), is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances or the issuance of the initial Letter of Credit (as applicable) (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

(a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

(1) a number of executed counterparts of this Agreement, as requested by the Administrative Agent;

(2) Revolving Notes executed by Borrower in favor of each Lender, each in a principal amount equal to that Lender’s Revolving Commitment;

(3) the Security Agreement executed by Borrower and any other grantor thereunder, together with such control agreements regarding such investment and other accounts maintained with any financial institution as the Administrative Agent may require, executed by the appropriate parties thereto;

(4) a Customs Agent Agreement in form and substance satisfactory to the Administrative Agent, executed by Borrower and the Approved Customs Agent;

(5) such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of Borrower, its qualification to engage in business in each material jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents to which it is a Party (if any), the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions or other applicable authorization document, incumbency certificates, Certificates of Responsible Officials, and the like;

(6) evidence of the insurance policies required by Section 5.5, together with such endorsements as are necessary to show the Administrative Agent as sole loss payee and an additional insured, as applicable, thereunder;

(7) an initial Borrowing Base Certificate with a calculation of the Borrowing Base as of July 31, 2010;

(8) one or more Requests for Borrowing or Requests for Letters of Credit (and, in connection therewith, applicable Letter of Credit Agreements);

(9) a Certificate signed by a Senior Officer of Borrower certifying that the conditions specified in Sections 8.1(e), 8.1(f) and 8.1(g) have been satisfied;

(10) the documentation and other information to the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act;

(11) the favorable written legal opinion of each of Best, Best & Krieger, corporate counsel to Borrower, as to corporate and due diligence matters and Winston & Strawn, special counsel to Borrower, as to enforceability of the Loan Documents under New York law, in form and substance reasonably satisfactory to the Administrative Agent; and

(12) such other assurances, certificates, documents, consents or opinions as the Administrative Agent and/or any Lender reasonably may require.

(b) The fees payable on the Closing Date pursuant to Section 3.3 shall have been paid.

(c) The Administrative Agent shall have completed and received all audits, inspections and examinations as deemed necessary in the Administrative Agent’s reasonable opinion with respect to the Collateral, the books and records of Borrower and its Subsidiaries, the financial and business condition and operations of Borrower and its Subsidiaries and the transactions contemplated hereby, including, without limitation, (i) copies of satisfactory audited consolidated financial statements for Borrower and its Subsidiaries for the Fiscal Years ended December 31, 2007, December 31, 2008 and December 31, 2009 and interim unaudited financial statements for each Fiscal Quarter ended March 31, 2010 and June 30, 2010, (ii) consolidated financial statements for Borrower and its Subsidiaries for the four-quarter period most recently ended prior to the Closing Date for which financial statements are available (prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended, and all other rules and regulations of the SEC under such Securities Act, and including other adjustments reasonably acceptable to the Administrative Agent) and (iii) projections prepared by management of balance sheets, income statements and cashflow statements of Borrower and its Subsidiaries.

(d) The reasonable costs and expenses of the Administrative Agent in connection with the preparation of the Loan Documents payable pursuant to Section 11.3, and invoiced to Borrower prior to the Closing Date, shall have been paid.

(e) The representations and warranties of Borrower contained in Article 4 shall be true and correct in all material respects.

(f) Borrower and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Advances or initial Letter of Credit (as applicable), no Default or Event of Default shall have occurred and be continuing.

(g) No material adverse change shall have occurred in the business, assets, operations, condition (financial or otherwise) or prospects of Borrower since December 31, 2009.

(h) The capital and ownership structure and stockholder arrangements of Borrower and its Subsidiaries, and all agreements relating thereto, shall be reasonably satisfactory to the Administrative Agent.

(i) Borrower’s existing revolving credit facility shall either have been repaid in full or Borrower shall have received a payoff letter from Mizuho Corporate Bank, LTD, setting forth the payoff amount for the entire outstanding balance of such revolving credit facility at Closing. Said payoff letter shall provide, in form and substance which is reasonably satisfactory to the Administrative Agent, that as of the receipt of payment at Closing, all Liens granted and all obligations of any lender under the existing revolving credit facility to make any loan or other advance thereunder shall be terminated. If the existing revolving credit facility is repaid in full prior to closing, then Borrower shall provide evidence of the foregoing in form and substance which is reasonably satisfactory to the Administrative Agent.

(j) The Closing Date shall have occurred on or before September 29, 2010.

8.2 Any Advance. The obligation of each Lender to make any Advance, and the obligation of the Issuing Lender to issue any Letter of Credit, is subject to the following conditions precedent (unless the Requisite Lenders or, in any case where the approval of all of the Lenders is required pursuant to Section 11.2, all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

(a) except (i) for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or (ii) as disclosed by Borrower and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 (other than Sections 4.4, 4.6 (first sentence), and 4.10) shall be true and correct in all material respects on and as of the date of the Advance or the Letter of Credit as though made on that date;

(b) no circumstance or event shall have occurred that constitutes a Material Adverse Effect since December 31, 2009;

(c) other than matters described in Schedule 4.10 or not required as of the Closing Date to be therein described, there shall not be then pending or threatened any action, suit, proceeding or investigation against or affecting Borrower or any other Obligor or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect; and

(d) the Administrative Agent shall have timely received a Request for Borrowing (or telephonic or other request for Borrowing referred to in the second sentence of Section 2.1(c), if applicable), or the Issuing Lender shall have received a Request for Letter of Credit, as the case may be, in compliance with Article 2; and

(e) the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, such other reasonable documentation related to the foregoing as the Administrative Agent or Requisite Lenders reasonably may require.

ARTICLE 9.

EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

(a) Borrower fails to pay (i) when due, any principal payable under any of the Loan Documents or (ii) within three (3) Banking Days after the due date therefor, any fees, interest or other amounts payable under any of the Loan Documents; or

(b) Borrower fails to comply with, or cause or permit any of its Subsidiaries to fail to comply with, any of the covenants contained in Section 5.12 or Article 6; or

(c) (i) Borrower fails to comply with Section 7.1(l) in the manner stated therein or (ii) Borrower fails to perform any other reporting requirement set forth in Article 7 within five (5) calendar days of the date specified for performance therein; or

(d) Borrower or any other Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b) or (c) above) contained in any Loan Document on its part to be performed or observed within twenty (20) calendar days from its occurrence; or

(e) Any representation or warranty of Borrower or any other Party made in any Loan Document, or in any certificate or other writing delivered by Borrower or such other Party pursuant to any Loan Document, proves to have been incorrect, false or misleading in any material respect when furnished, made or reaffirmed; or

(f) to the extent not otherwise addressed in this Section 9.1, Borrower or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness of $5,000,000 or more, or any guaranty of present or future Indebtedness of $5,000,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any present or future Indebtedness of $5,000,000 or more, or of any guaranty of present or future Indebtedness of $5,000,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require Borrower or any such Subsidiary to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness; or

(g) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action (or omission to act) of the Administrative Agent or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect; or any Collateral Document ceases (other than by action or inaction of the Administrative Agent) to create a valid and effective Lien in any material portion of the Collateral; or any Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

(h) A final judgment against Borrower or any of its Subsidiaries is entered for the payment of money in excess of $5,000,000 (not covered by insurance or for which an insurer has reserved its rights) and, absent procurement of a stay of execution, such judgment remains unsatisfied for twenty (20) calendar days after the date of entry of judgment, or in any event later than five (5) days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property or any Guarantor and is not released, vacated or fully bonded within twenty (20) calendar days after its issue or levy; or

(i) Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty (60) calendar days; or

(j) A Change in Control occurs; or

(k) The dissolution or liquidation of Borrower or of any Guarantor which is not an individual, or if any of Borrower’s or any Guarantor’s equityholders or directors (or other applicable governing body), as the case may be, shall take action seeking to effect the dissolution or liquidation of Borrower or such Guarantor; or

(l) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

(m) Any Pension Plan shall incur a funding deficiency under the Pension Funding Rules, or any ERISA Event shall occur, if as a result Borrower or any of its Subsidiaries could reasonably be expected to incur a liability in excess of $5,000,000.

9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

(a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(i):

(1) the commitments to make Advances, to issue Letters of Credit and all other obligations of the Administrative Agent, the Issuing Lender or the Lenders and all rights of Borrower and any other Parties under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower except that all of the Lenders or the Requisite Lenders (as the case may be, in accordance with Section 11.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or Requisite Lenders, as the case may be, to reinstate the Commitments and such other obligations and rights and make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders;

(2) the Issuing Lender may demand immediate payment by Borrower of an amount equal to the Aggregate Effective Amount of all outstanding Letters of Credit to be held by the Administrative Agent, on behalf of the Lenders, in an interest bearing cash collateral account as collateral for all of the Obligations; and

(3) the Requisite Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(b) Upon the occurrence of any Event of Default described in Section 9.1(i):

(1) the commitments to make Advances, to issue Letters of Credit and all other obligations of the Administrative Agent, the Issuing Lender or the Lenders and all rights of Borrower and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Commitments and make further Advances, which determination shall apply equally to, and shall be binding upon, all the Lenders;

(2) an amount equal to the Aggregate Effective Amount of all outstanding Letters of Credit shall be immediately due and payable to the Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held by the Administrative Agent, on behalf of the Lenders, in an interest-bearing cash collateral account as collateral for all of the Obligations; and

(3) the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

(c) Upon the occurrence of any Event of Default, the Lenders and the Administrative Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Party and such other rights and remedies as are provided by Law or equity.

(d) The order and manner in which the Lenders’ rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Administrative Agent and the Lenders, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys’ fees and disbursements and the reasonably allocated costs of attorneys employed by the Administrative Agent or by any Lender) of the Administrative Agent and of the Lenders, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower’s Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Administrative Agent and the Lenders, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), third, to payment of that portion of the Obligations constituting unpaid principal of the Borrowings, fourth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize that portion of the Aggregate Effective Amount comprised of 105% of the undrawn amount of Letters of Credit, fifth, to the payment of that portion of the Obligations arising under any and all Accepted Interest Rate Protection Agreements, Accepted Commodity Hedge Agreements, Accepted Foreign Exchange Agreements and Accepted Treasury Management Agreements, and sixth, to the payment of all other amounts (including fees) then owing to the Administrative Agent or the Lenders under the Loan Documents. No application of payments will cure any Event of Default (other than an Event of Default arising from the failure to make such payments), or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

ARTICLE 10.

THE ADMINISTRATIVE AGENT

10.1 Appointment and Authorization. Subject to Section 10.8, each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Facility and does not constitute appointment of the Administrative Agent as trustee for any Lender or as representative of any Lender for any other purpose and, except as specifically set forth in the Loan Documents to the contrary, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

10.2 Administrative Agent and Affiliates. Wells Fargo (and each successor Administrative Agent) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” includes Wells Fargo in its individual capacity. Wells Fargo (and each successor Administrative Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower, any Subsidiary thereof, or any Affiliate of Borrower or any Subsidiary thereof, as if it were not the Administrative Agent and without any duty to account therefor to the Lenders. Wells Fargo (and each successor Administrative Agent) need not account to any other Lender for any monies received by it for reimbursement of its costs and expenses as Administrative Agent hereunder, or (subject to Section 11.10) for any monies received by it in its capacity as a Lender hereunder. The Administrative Agent shall not be deemed to hold a fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

10.3 Proportionate Interest in any Collateral. The Administrative Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent’s and the Lenders’ rights to reimbursement for their costs and expenses hereunder (including reasonable attorneys’ fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Administrative Agent or a Lender) and subject to the application of payments in accordance with Section 9.2(d), each Lender shall have an interest in the Lenders’ interest in such collateral or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders.

10.4 Lenders’ Credit Decisions. Each Lender agrees that it has, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also agrees that it shall, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

10.5 Action by Administrative Agent.

(a) The Administrative Agent may assume that no Default has occurred and is continuing, unless the Administrative Agent (or the Lender that is then the Administrative Agent) has received notice from Borrower stating the nature of the Default or has received notice from a Lender stating the nature of the Default and that such Lender considers the Default to have occurred and to be continuing.

(b) The Administrative Agent has only those obligations under the Loan Documents as are expressly set forth therein.

(c) Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Event of Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its discretion to act or not act, except that the Administrative Agent shall be required to act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 11.2) and those instructions shall be binding upon the Administrative Agent and all the Lenders, provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent.

(d) If the Administrative Agent has received a notice specified in clause (a), the Administrative Agent shall immediately give notice thereof to the Lenders and shall act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 11.2), provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent, and except that if the Requisite Lenders (or all the Lenders, if required under Section 11.2) fail, for five (5) Banking Days after the receipt of notice from the Administrative Agent, to instruct the Administrative Agent, then the Administrative Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Lenders.

(e) The Administrative Agent shall have no liability to any Lender for acting, or not acting, as instructed by the Requisite Lenders (or all the Lenders, if required under Section 11.2), notwithstanding any other provision hereof.

10.6 Liability of Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent and its directors, officers, agents, employees and attorneys:

(a) May treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by the payee, and may treat each Lender as the owner of that Lender’s interest in the Obligations for all purposes of this Agreement until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Lender;

(b) May consult with legal counsel (including in-house legal counsel), accountants (including in house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrower or any other Obligor and/or any of their Affiliates or the Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts;

(c) Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents;

(d) Except to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by Borrower or any other Obligor of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any Collateral or any Property, books or records of Borrower or any other Obligor;

(e) Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any Collateral;

(f) Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed in good faith by it to be genuine and signed or sent by the proper party or parties; and

(g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by Borrower or any other Obligor or received or receivable from any Lender under any Loan Document, including principal, interest, commitment fees, Advances and other amounts; provided that, promptly upon discovery of such an error in computation, the Administrative Agent, the Lenders and (to the extent applicable) Borrower and/or any other applicable Obligor shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

10.7 Indemnification. Each Lender shall, ratably in accordance with its “pro rata share” (as defined below for purposes of this Section 10.7), indemnify and hold the Administrative Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and allocated costs of attorneys employed by the Administrative Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the Indebtedness represented by the Notes) or any action taken or not taken by it as Administrative Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse the Administrative Agent upon demand for that Lender’s Pro Rata Share of any out of pocket cost or expense incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that Borrower or any other Party are required by Section 11.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 10.7 shall entitle the Administrative Agent or any indemnitee referred to above to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from Borrower or any of the other Obligors. To the extent that the Administrative Agent or any indemnitee referred to above is later reimbursed such amount by Borrower or any of the other Obligors, it shall return the amounts paid to it by the Lenders in respect of such amount. For purposes of this Section 10.7, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the Revolving Facility Usage and unused Commitments (if any) at the time.

10.8 Successor Administrative Agent. The Administrative Agent may, and at the request of the Requisite Lenders shall, resign as Administrative Agent upon reasonable notice to the Lenders and Borrower effective upon acceptance of appointment by a successor Administrative Agent. If the Administrative Agent shall resign as Administrative Agent under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent shall be approved by Borrower (and such approval shall not be unreasonably withheld or delayed). If no successor Administrative Agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor Administrative Agent from among the Lenders. Upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor Administrative Agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 10, and Sections 11.3, 11.11 and 11.21, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above.

10.9 No Obligations of Borrower. Nothing contained in this Article 10 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to the Administrative Agent or any of the Lenders in respect of any failure by the Administrative Agent or any Lender to perform any of its obligations to the Administrative Agent or the Lenders under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Lenders, Borrower’s obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement. In addition, Borrower may rely on a written statement by the Administrative Agent to the effect that it has obtained the written consent of the Requisite Lenders or all of the Lenders, as applicable under Section 11.2, in connection with a waiver, amendment, consent, approval or other action by the Lenders hereunder, and shall have no obligation to verify or confirm the same.

10.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Obligor, Administrative Agent (irrespective of whether the principal of any Advance or Aggregate Effective Amount shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Aggregate Effective Amount and all other Obligations that are owing and unpaid, and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Sections 3.2 through 3.4 and Section 11.3) allowed in such judicial proceeding, and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 3.2 through 3.4 and Section 11.3. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.11 Guaranty Matters. Each Lender hereby (a) irrevocably authorizes Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under a Guaranty if such release is otherwise provided for in this Agreement or any other Loan Document, and (b) agrees that, upon request by Administrative Agent at any time, it will confirm in writing Administrative Agent’s authority to release any such Guarantor pursuant to this Section 10.11.

10.12 Collateral Matters.

(a) Directions by Lenders. Each Lender hereby irrevocably authorizes and directs Administrative Agent (i) to enter into the Collateral Documents for the benefit of such Person; (ii) without the necessity of any notice to or further consent from any such Person from time to time prior to an Event of Default, to take any action with respect to any Collateral or any Collateral Document that may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents; (iii) to release any Lien on any property granted to or held by Administrative Agent under any Collateral Document (A) upon termination of the Commitments and the full, final and complete payment in of all Obligations (other than unasserted contingent indemnification obligations, (B) that is sold or to be sold as part of or in connection with sale of assets or other disposition permitted hereunder or under any other Loan Document, (C) subject to Section 11.2, if approved, authorized or ratified in writing by the Requisite Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default; and (iv) to subordinate any Lien on any property granted to or held by Administrative Agent under any Collateral Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document. Upon request by Administrative Agent at any time, each Lender will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral pursuant to this Section 10.12. Each Lender agrees that any action taken by Administrative Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Administrative Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

(b) Certain Actions by Administrative Agent. Subject to Section 10.12(a)(iii) and Section 10.12(a)(iv), Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute such documents as may be necessary to evidence the release or subordination of Liens granted to Administrative Agent herein or in any Collateral Document or pursuant hereto or thereto upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms that, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty, and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Obligor in respect of) all interests retained by Borrower or any other Obligor, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(c) No Obligations Regarding Certain Actions. Administrative Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the Collateral exists or is owned by Borrower or any other Obligor or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 10.12 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of the Lenders, as Swing Line Lender and as Issuing Bank.

10.13 Agency For Perfection. Administrative Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Administrative Agent’s Liens in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions (including to Collateral Agent, as Administrative Agent’s authorized representative or designee).

10.14 Legal Representation Of Administrative Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Bingham McCutchen LLP (“Bingham”) only has represented and only shall represent Wells Fargo in its capacity as Administrative Agent and as a Lender. Each other Lender hereby acknowledges that Bingham does not represent it in connection with any such matters.

ARTICLE 11.

MISCELLANEOUS

11.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Administrative Agent and the Lenders provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent and the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Borrowing without prejudicing the Administrative Agent’s or the Lenders’ rights to assert them in whole or in part in respect of any other Borrowing.

11.2 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Administrative Agent with the written approval of the Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower is a Party, signed by Borrower, and, in the case of any amendment, modification or supplement to Article 10, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Lenders directly adversely affected thereby, no amendment, modification, supplement, termination, waiver or consent may be effective:

(a) To reduce the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, or the Pro Rata Share of the Facility of any Lender or the amount of any commitment fee payable to any Lender, or any other fee or amount payable to any Lender (in its capacity as a Lender) under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due any scheduled payment of principal, interest or any fee;

(b) To increase or extend any Revolving Commitment of any Lender;

(c) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any fee, or to extend the term of the Facility;

(d) To amend the provisions of the definition of “Requisite Lenders”, “Revolving Facility Maturity Date”, “Maturity Date”, “Defaulting Lender”, “Impacted Lender” or “Specified Lender”;

(e) To release any Guarantor from its Guaranty or to release any Collateral from the Lien of the Collateral Documents with a book value (as determined in accordance with GAAP) in excess of $500,000 except if such release of material Collateral occurs in connection with a Disposition permitted under the Loan Documents, in which case such release shall not require the consent of any of the Lenders;

(f) To amend or waive Section 8.1 (provided that any amendment, waiver or consent with respect to any condition set forth in Section 8.2 as to any Advance under the Facility shall require the written consent of the Requisite Lenders) or this Section 11.2; or

(g) To amend any provision of this Agreement that expressly requires the consent or approval of all the Lenders.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent.

11.3 Costs, Expenses and Taxes. Borrower agrees to pay within five (5) Banking Days after demand, accompanied by an invoice therefor, all reasonable expenses of the Administrative Agent (including the reasonable fees and expenses of counsel to the Administrative Agent (including, without duplication, reasonable allocated costs of in-house counsel employed by the Administrative Agent) and of local counsel, if any, who may be retained by counsel to the Administrative Agent) in connection with:

(a) The negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby (or thereby) are consummated; provided that Borrower shall not be required to reimburse the Administrative Agent in excess of $50,000 for fees and expenses of outside counsel to the Administrative Agent for the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents to the extent such fees and expenses were incurred on or prior to the Closing Date;

(b) The filing, recording, re-filing or re-recording of any Loan Document or any UCC financing statement relating thereto and all amendments, supplements, amendments and restatements and other modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or re-filed or re-recorded by the terms hereof or the terms of any Loan Document;

(c) The preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document; and

(d) The preparation of any information or response required with respect to any investigative request or inquiry, approval, findings of suitability or any other response or communication involving a Governmental Agency arising out of this Agreement, any other Loan Document or any Obligation evidenced by the Loan Documents or the participation in any public or investigatory hearing or meeting.

Borrower further agrees to pay, and to save the Administrative Agent, the Issuing Lender and the Lenders harmless from all liability for, any stamp and similar taxes that may be payable in connection with the execution or delivery of this Agreement, the credit extensions made hereunder, or the issuance of the Notes, the Letters of Credit or any other Loan Document. Borrower also agrees to reimburse the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, the Issuing Lender and each Lender upon demand for all out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel and fees and expenses of consultants to the Administrative Agent, the Issuing Lender and the Lenders) incurred by the Administrative Agent, the Issuing Lender or such Lenders in connection with (i) the negotiation of any restructuring or “work-out” with Borrower whether or not consummated, of any Obligations, (ii) the enforcement or attempted enforcement of any Obligations and any matter related thereto, (iii) any bankruptcy of Borrower (including any adversary proceeding, contested matter or motion brought by the Administrative Agent, the Issuing Lender, any Lender or any other Person) and (iv) the prosecution or defense of any action in any way related to any of the Loan Documents, including any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, relating to Borrower or any other Person. Any amount payable to the Administrative Agent or any Lender under this Section 11.3 shall bear interest from the fifth Banking Day following the date of demand, if not then paid, for payment at the Default Rate.

11.4 Nature of Lenders’ Obligations. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower, any other Obligor or any Affiliate of any Obligor. A default by any Lender will not increase the Commitment of any other Lender or the Pro Rata Share of the Facility attributable to any other Lender. Any Lender not in default may, if it desires, assume (in such proportion as the nondefaulting Lenders agree) the obligations of any Lender in default, but no Lender is obligated to do so.

11.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Advances hereunder and the execution and delivery of the Notes, and have been or will be relied upon by Lender, notwithstanding any investigation made by the Administrative Agent or any Lender or on their behalf.

11.6 Notices.

(a) Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, sent via facsimile, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section 11.6. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the fourth Banking Day after deposit in the United States certified or registered mail with first class or airmail postage prepaid; if given by facsimile, when received; if dispatched by commercial courier, when delivered; or if given by personal delivery, when delivered.

(b) Borrower hereby acknowledges that (i) the Administrative Agent may make available to Lenders Specified Materials by posting some or all of the Specified Materials on an Electronic Platform, (ii) the distribution of materials and information through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with any such distribution, (C) the Electronic Platform is provided and used on an “AS IS,” “AS AVAILABLE” basis and (D) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency or sequencing of the Specified Materials posted on the Electronic Platform. THE ADMINISTRATIVE AGENT, ON BEHALF OF ITSELF AND ITS AFFILIATES, EXPRESSLY AND SPECIFICALLY DISCLAIMS, WITH RESPECT TO THE ELECTRONIC PLATFORM, DELAYS IN POSTING OR DELIVERY, OR PROBLEMS ACCESSING THE SPECIFIED MATERIALS POSTED ON THE ELECTRONIC PLATFORM, AND ANY LIABILITY FOR ANY LOSSES, COSTS, EXPENSES OR LIABILITIES THAT MAY BE SUFFERED OR INCURRED IN CONNECTION WITH THE ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSES, NON INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE ELECTRONIC PLATFORM.

(c) Each Lender hereby agrees that notice to it in accordance with this Section 11.6 specifying that any Specified Materials have been posted to the Electronic Platform shall, for purposes of this Agreement, constitute effective delivery to such Lender of such Specified Materials.

11.7 Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a facsimile transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

11.8 Binding Effect; Assignment.

(a) This Agreement and the other Loan Documents to which Borrower is a Party will be binding upon and inure to the benefit of Borrower, the Administrative Agent, each of the Lenders, and their respective successors and assigns, except that Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Each Lender represents that it is not acquiring its Notes with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Notes must be within the control of such Lender). Any Lender may at any time pledge its Notes or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

(b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, the Advances owing to it and the Note or Notes held by it); provided that, subject to Section 11.8(f), (i) such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender or an Approved Fund, shall be approved by the Administrative Agent and Borrower (neither of which approvals shall be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by an Assignment and Acceptance, a copy of which shall be furnished to the Administrative Agent as hereinbelow provided, (iii) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining rights and obligations of the assigning Lender under this Agreement, the assignment shall not assign a portion of such assigning Lender’s Commitments and/or Advances owing to such assigning Lender that is equivalent to less than $5,000,000, and (iv) the effective date of any such assignment shall be as specified in the Assignment and Acceptance, but not earlier than the date which is five (5) Banking Days after the date the Administrative Agent has received the Assignment and Acceptance. Upon the effective date of such Assignment and Acceptance, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Commitments and/or Advances therein set forth and, to the extent of such Commitments and/or Advances, the assigning Lender shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower of such Lender’s Notes) to such assignee Lender, Notes evidencing that assignee Lender’s Commitments and/or Advances, and to the assigning Lender, Notes evidencing the remaining balance of the Commitments and/or Advances retained by the assigning Lender.

(c) By executing and delivering an Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the rights and obligations hereunder being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) of the names and address of each of the Lenders and the Pro Rata Share of the Commitments held by each Lender, giving effect to each Assignment and Acceptance. The Register shall be available during normal business hours for inspection by Borrower or any Lender upon reasonable prior notice to the Administrative Agent. After receipt of a completed Assignment and Acceptance executed by any Lender and an Eligible Assignee, and receipt of an assignment fee of $3,500 from such Lender or Eligible Assignee, the Administrative Agent shall, promptly following the effective date thereof, provide to Borrower and the Lenders a revised Schedule 1.1A giving effect thereto. Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Pro Rata Shares of the Facility listed therein for all purposes hereof, and no assignment or transfer of any Lender’s rights and obligations hereunder shall be effective, in each case unless and until an Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the applicable Pro Rata Shares of the Facility shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Pro Rata Shares of the Facility.

(e) Each Lender may from time to time grant participations to one or more banks or other financial institutions in or to all or a portion of its rights and/or obligations under this Agreement; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.5, 3.6, 11.11 and 11.21 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of the Lender granting such participation absent the participation, (iv) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Lender’s Pro Rata Share of the Facility as it then exists and shall not restrict an increase in the Facility (or the aggregate Commitments pertaining thereto), or in the granting Lender’s rights and obligations hereunder, so long as the amount of the participation interest is not affected thereby and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend the Maturity Date or any other date upon which any payment of money is due to the Lenders, (B) reduce the rate of interest on the Notes, any fee or any other monetary amount payable to the Lenders or (C) reduce the amount of any installment of principal due under the Notes.

(f) Notwithstanding Section 11.8(b), Borrower agrees that upon the occurrence and during the continuance of any Event of Default, each Lender shall be entitled to assign its rights hereunder and under the Loan Documents, or grant participation interests in its rights under this Agreement and the Loan Documents, to any Person, in whole or in any part thereof, notwithstanding any provisions contained herein (including those set forth in Section 11.8(b)) or in any other Loan Document to the contrary, except that, other than (i) assignments by a Lender to an Affiliate of such Lender or to another Lender or (ii) pledges described in the last sentence of subsection (a) above, no assignment shall be made without the approval of the Administrative Agent.

11.9 Right of Setoff. If an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (but in each case only with the consent of the Requisite Lenders) may exercise its rights under Article 9 of the UCC and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations.

11.10 Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker’s lien or counterclaim against any Obligor, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws: (a) the Lender exercising the right of setoff, banker’s lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker’s lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender’s share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker’s lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by any Obligor or any Person claiming through or succeeding to the rights of any Obligor, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section 11.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased pursuant to this Section 11.10 may exercise any and all rights of setoff, banker’s lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

11.11 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless the Administrative Agent and each Lender and their respective directors, officers, agents, attorneys and employees (collectively the “Indemnitees”) from and against: (a) any and all claims, demands, actions or causes of action (except a claim, demand, action, or cause of action for any amount excluded from the definition of “Taxes” in Section 3.10(e)) if the claim, demand, action or cause of action arises out of or relates to (i) any act or omission (or alleged act or omission) of Borrower, any other Obligor, any Affiliate of any Obligor or any partner, officer, director, stockholder, or other equity interest holder of any Obligor relating to the Facility, (ii) the use or contemplated use of proceeds of any Borrowing, (iii) any third party claim related to a transaction between Borrower and one or more Lenders under this Agreement, or (iv) the Loan Documents or the Facility in any other manner or respect; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, reasonable costs or expenses (including reasonable attorneys’ fees and the reasonably allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any liability, loss, cost or expense caused by its own gross negligence or willful misconduct or for any liability, loss, cost or expense asserted against it by another Indemnitee. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower’s obligations under this Section unless such failure materially prejudices Borrower’s right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Such Indemnitee may (and shall, if requested by Borrower in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower’s prior consent (which shall not be unreasonably withheld or delayed). In connection with any claim, demand, action or cause of action covered by this Section 11.11 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees, provided, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each affected Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and further provided that the Administrative Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Administrative Agent or a combination of the foregoing). Any obligation or liability of Borrower to any Indemnitee under this Section 11.11 shall survive the expiration or termination of this Agreement and the repayment of all Borrowings and the payment and performance of all other Obligations owed to the Lenders.

11.12 Nonliability of the Lenders. Borrower acknowledges and agrees that:

(a) Any inspections of any Property of Borrower or any other Obligor made by or through the Administrative Agent or the Lenders are for purposes of administration of the Facility only and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

(b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders;

(c) The relationship between Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrower and lenders; neither the Administrative Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower, any other Obligor or any of their respective Affiliates; neither the Administrative Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower, any other Obligor or any of their respective Affiliates, or to owe any fiduciary duty to Borrower, any other Obligor or any of their respective Affiliates; neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to Borrower, any other Obligor or any of their respective Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower, any other Obligor or any of their respective Affiliates of any matter in connection with their Property or the operations of Borrower, any other Obligor or any of their respective Affiliates; Borrower, the other Obligors and their respective Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters is solely for the protection of the Administrative Agent and the Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

(d) The Administrative Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower, any other Obligor and/or any of their respective Affiliates and Borrower hereby indemnifies and holds the Administrative Agent and the Lenders harmless on the terms set forth in Section 11.11 from any such loss, damage, liability or claim.

11.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent and the Lenders in connection with the Facility, and is made for the sole benefit of Borrower, the Administrative Agent and the Lenders, and the Administrative Agent’s and the Lenders’ successors and assigns. Except as provided in Sections 11.8 and 11.11, no other Person shall have any rights of any nature hereunder or by reason hereof.

11.14 Confidentiality. Each Lender agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) to other Lenders or Affiliates of a Lender; (b) to legal counsel and accountants for Borrower, any other Obligor, the Administrative Agent or any Lender; (c) to other professional advisors to Borrower or any other Obligor, the Administrative Agent or any Lender, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14; (d) to regulatory officials having jurisdiction over that Lender; (e) as required by Law or legal process, provided that each Lender agrees to notify Borrower of any such disclosures unless prohibited by applicable Laws, or in connection with any legal proceeding to which that Lender and Borrower or any other Obligor are adverse parties; and (f) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender’s interests hereunder or a participation interest in its Note(s), provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14. For purposes of the foregoing, “confidential information” shall mean any information respecting Borrower or any other Obligor reasonably identified by Borrower as confidential, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by Borrower or such other Obligor to any Person not associated with Borrower or such other Obligor which, to such Lender’s knowledge, does not owe a professional duty of confidentiality to Borrower or such other Obligor or which has not executed an appropriate confidentiality agreement with Borrower or such other Obligor. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Lenders to Borrower or any other Obligor.

11.15 Further Assurances. Borrower shall, and shall cause each other Obligor to, at Borrower’s expense and without expense to the Lenders or the Administrative Agent, do, execute and deliver such further acts and documents as the Requisite Lenders or the Administrative Agent from time to time reasonably require for the assuring and confirming unto the Lenders or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

11.16 Integration. This Agreement, together with the other Loan Documents, any written arrangements with respect to fees and the provisions of the Commitment Letter regarding syndication of the Facility (including the cost reimbursement provisions relating to any such syndication), comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.17 Governing Law. EXCEPT TO THE EXTENT OTHERWISE PROVIDED THEREIN, EACH LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN NEW YORK. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN A STATE OR FEDERAL COURT LOCATED IN NEW YORK, NEW YORK. THE PARTIES EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN ANY SUCH COURT, AND THE PARTIES HEREBY WAIVE ANY OBJECTION THEY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY ANY SUCH COURT. FURTHERMORE, THE PARTIES HEREBY WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO ASSERT THE DOCTRINE OF “FORUM NON CONVENIENS” OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.17.

11.18 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

11.19 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

11.20 Time of the Essence. Time is of the essence of the Loan Documents.

11.21 Foreign Lenders and Participants. Each Lender, and each holder of a participation interest herein, that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia shall deliver to Borrower (with a copy to the Administrative Agent), on or before the Closing Date (or on or before accepting an assignment or receiving a participation interest herein pursuant to Section 11.8, if applicable) two duly completed copies, signed by a Responsible Official, of Form W-8 BEN or W-8 ECI (or other equivalent successor form) satisfactory to Borrower and the Administrative Agent that no withholding under the federal income tax laws is required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to Borrower (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Person, and as may be reasonably necessary (including the re designation of its LIBOR Lending Office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person. In the event that Borrower or the Administrative Agent become aware that a participation has been granted pursuant to Section 11.8(e) to a financial institution that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, then, upon request made by Borrower or the Administrative Agent to the Lender that granted such participation, such Lender shall cause such participant financial institution to deliver the same documents and information to Borrower and the Administrative Agent as would be required under this Section if such financial institution were a Lender.

11.22 Hazardous Material Indemnity. Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) the Administrative Agent and each of the Lenders and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all reasonable costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys’ fees and the reasonably allocated costs of attorneys employed by the Administrative Agent or any Lender, and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly out of (a) the presence on, in, under or about any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (b) any activity carried on or undertaken on or off any Real Property by Borrower, any other Obligor or any of their predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrower, any other Obligor or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower, any other Obligor or any predecessor in title, or any third persons at any time occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Real Property. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Real Property, or affecting any natural resources, and to any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on, in, under or about any Real Property, the presence of which is caused by the Administrative Agent or the Lenders. Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section shall be unlimited obligations of Borrower and shall not be secured by any Lien on any Real Property. Any obligation or liability of Borrower to any Indemnitee under this Section 11.22 shall survive the expiration or termination of this Agreement and the repayment of all Advances and the payment and performance of all other Obligations owed to the Lenders.

11.23 Purported Oral Amendments. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR ANY LENDER THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

11.24 Arbitration.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loans and related Loan Documents and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in New York, New York selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. § 91 or any similar applicable state Law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in clauses (i), (ii) and (iii) of this subsection.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000. Any dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators, unless the applicable parties mutually agree upon the selection of a single arbitrator within thirty (30) days of a written request by one party to another party to select a single arbitrator (provided that if within such 30-day period no such mutual agreement is reached, then the three arbitrator standard shall apply); provided, however, that, if three arbitrators are selected, all three such arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of New York or a neutral retired judge of the state or federal judiciary of New York, in either case with a minimum of ten years experience in the substantive Law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive Law of the State of New York and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the New York Civil Practice Law and Rules or other applicable Law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses (including reasonable attorneys’ fees) of the arbitration proceeding to the prevailing party. If both parties to such dispute prevail in part, such fees shall be allocated among the disputing parties in such amounts as may be determined by the arbitrator based on the relative merits and amounts of each party’s claims.

(h) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable Law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. The arbitration provisions set forth in this Section 11.23 shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

11.25 USA Patriot Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Patriot Act.

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SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

CALIFORNIA STEEL INDUSTRIES, INC., a Delaware corporation

By	/s/ Vicente Wright
	Name	Vicente Wright
	Title	President and CEO

By	/s/ Brett Guge
	Name	Brett Guge
	Title	EVP Finance and Administration

Address for Borrower: 14000 San Bernardino Avenue Fontana, California 92335 Attn: Brett Guge Facsimile: (909) 350-6223 Telephone: (909) 350-6208

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By	/s/ Duvon G. Davis
	Name	Duvon G. Davis
	Title	Vice-President

Address for notices to Administrative Agent for borrowings and payments:

Wells Fargo Bank, National Association

Los Angeles RCBO

333 South Grand Avenue, Third Floor

Los Angeles, California 90071

Attn: California Steel Account Officer

Facsimile: (866) 359-9234

Telephone: (213) 253-6819

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Duvon G. Davis
	Name	Duvon G. Davis
	Title	Vice-President

Address:

Wells Fargo Bank, National Association

Los Angeles RCBO

333 South Grand Avenue, Third Floor

Los Angeles, California 90071

Attn: California Steel Account Officer

Facsimile: (866) 359-9234

Telephone: (213) 253-6819